EXHIBIT 10.2

DATED 22 JUNE 2011

EURONAV NV

as Borrower

NORDEA BANK NORGE ASA

DnB NOR BANK ASA

ABN AMRO BANK N.V.

FORTIS BANK SA/NV

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

DANISH SHIP FINANCE (DANMARKS SKIBSKREDIT A/S)

FOKUS BANK (NORWEGIAN BRANCH OF DANSKE BANK A/S)

ING BELGIUM SA/NV

SKANDINAVISKA ENSKILDA BANKEN AB (publ)

as Lenders and Lead Arrangers

ITF INTERNATIONAL TRANSPORT FINANCE SUISSE AG

SCOTIABANK (IRELAND) LIMITED

as Lenders and Co-Arrangers

BANQUE LBLUX S.A.

KBC BANK NV

DEXIA BANK BELGIUM SA/NV

as Lenders

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 2 as Swap Providers

NORDEA BANK NORGE ASA

DnB NOR BANK ASA

as Bookrunners

NORDEA BANK NORGE ASA

as Agent and Security Trustee

LOAN AGREEMENT

relating to a loan facility of $750,000,000

comprising a term loan facility of $500,000,000

and a revolving credit facility of $250,000,000

INDEX

1.	DEFINITIONS AND INTERPRETATION	2

2.	POSITION OF THE BANKS	20

3.	THE FACILITIES	21

4.	DRAWDOWN	23

5.	REPAYMENT	25

6.	PREPAYMENT AND CANCELLATION	26

7.	INTEREST	30

8.	PAYMENTS	33

9.	NO SET-OFF, COUNTERCLAIM OR TAX DEDUCTION	35

10.	REPRESENTATIONS AND WARRANTIES	37

11.	GENERAL UNDERTAKINGS	40

12.	INFORMATION UNDERTAKINGS	43

13.	FINANCIAL COVENANTS	44

14.	VESSEL UNDERTAKINGS - INSURANCE	46

15.	VESSEL UNDERTAKINGS - OPERATION AND MAINTENANCE	49

16.	VALUATIONS AND ASSET PROTECTION	55

17.	EVENTS OF DEFAULT	57

18.	FEES, EXPENSES AND INDEMNITIES	60

19.	THE AGENT	64

20.	THE SECURITY TRUSTEE	68

21.	RETIREMENT OR REPLACEMENT OF A SERVICE BANK	72

22.	LIMITS OF THE SERVICE BANKS’ OBLIGATIONS	73

23.	SHARING OF PAYMENTS	75

24.	CHANGES TO THE LENDERS	77

25.	CHANGES TO THE SWAP PROVIDERS	80

26.	SET-OFF	81

27.	MISCELLANEOUS	81

28.	NOTICES	82

29.	BANKS’ DUTIES OF CONFIDENTIALITY	84

30.	APPLICABLE LAW AND JURISDICTION	87

THIS AGREEMENT is made on 22 June 2011

BETWEEN

(1)	EURONAV NV, as Borrower;

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Original Lenders;

(3)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 2, as Original Swap Providers;

(4)	NORDEA BANK NORGE ASA, DNB NOR BANK ASA, ABN AMRO BANK N.V., FORTIS BANK SA/NV, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, DANISH SHIP FINANCE (DANMARKS SKIBSKREDIT A/S), FOKUS BANK (NORWEGIAN BRANCH OF DANSKE BANK A/S), ING BELGIUM SA/NV and SKANDINAVISKA ENSKILDA BANKEN AB (publ), as Lead Arrangers;

(5)	ITF INTERNATIONAL TRANSPORT FINANCE SUISSE AG and SCOTIABANK (IRELAND) LIMITED, as Co-Arrangers;

(6)	NORDEA BANK NORGE ASA and DnB NOR BANK ASA, as Bookrunners;

(7)	NORDEA BANK NORGE ASA, as Agent; and

(8)	NORDEA BANK NORGE ASA, as Security Trustee.

WHEREAS

(A)	The Bookrunners and the Arrangers have arranged, and the Lenders have agreed to make available to the Borrower, a secured loan facility in the amount of $750,000,000 comprising of:

(i)	a term loan facility in the amount of $500,000,000; and

(ii)	a revolving credit facility in the amount of $250,000,000,

to be applied for the purpose of refinancing the Existing Indebtedness and providing the Borrower and its subsidiaries with funds for general corporate and working capital purposes.

(B)	One or more of the Swap Providers may enter into swap transactions with the Borrower from time to time to hedge the Borrower’s floating interest rate exposure in relation to the Term Loan and the Revolving Advances.

(C)	The Lenders and the Borrower have agreed with the Swap Providers that the Swap Providers on a subordinated basis will share in the security to be granted to the Security Trustee pursuant to this Agreement as set out in this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, including the Recitals, the following expressions shall have the following meanings:

“Account Security Deed” means the first priority Norwegian law instrument of pledge in respect of the Earnings Account to be executed by the Borrower in favour of the Security Trustee in the agreed form;

“Advances” means the Term Advance and each Revolving Advance;

“Affected Lender” and “Affected Lenders” each has the meaning given to it in the definition of “Market Disruption Event” in this Clause 1.1;

“Agent” means Nordea Bank Norge ASA, a bank incorporated in Norway acting through its office at Middelthunsgate 17, P.O. Box 1166 Sentrum, N0-0107 Oslo, Norway (or any successor to it appointed under Clause 21);

“Agreed Form Certificate” means the certificate dated on or about the date of this Agreement executed by the Borrower and the Agent attaching the agreed forms of the Finance Documents to be executed after the date of this Agreement and any other relevant documents referred to in this Agreement;

“Applicable Margin” means 2.25% per annum;

“Approved Flag State” means, in relation to a Vessel, the flag state specified in Schedule 3 or such other jurisdiction as the Security Trustee (as directed by the Majority Lenders) may approve in accordance with Clause 15.2;

“Approved Shipbrokers” means ACM Shipping, Arrow Sale & Purchase (UK) Ltd., Bræmar Seascope Limited, Fearnleys, Galbraith, H. Clarkson & Co. Ltd., Maersk Broker, and R.S. Platou Shipbrokers A.S. or such other list of shipbrokers as may from time to time be agreed in writing between the Borrower and the Majority Lenders for the purposes of Clause 16.1.2;

“Arrangers” means the Lead Arrangers and the Co-Arrangers together;

“Available Revolving Commitment” means, in relation to a Lender at any time, its Revolving Commitment minus its Revolving Contribution at that time, and “Total Available Revolving Commitments” means the aggregate of the Available Revolving Commitments of all the Lenders;

“Availability Period” means:

(a)	in relation to the Term Loan Facility, the period commencing on 15 March 2012 and ending on the earlier of:

(i)	30 April 2012 (or such later date as the Lenders may in their discretion agree); and

(ii)	the date on which the Total Term Commitments are reduced to zero by being fully cancelled and/or terminated;

(b)	in relation to the Revolving Credit Facility, the period commencing on 15 March 2012 and ending on the earlier of:

(i)	the Maturity Date (or such later date as the Lenders may in their discretion agree); and

(ii)	the date on which the Total Revolving Commitments are reduced to zero by being fully cancelled and/or terminated;

“Bank” means any of the Lenders, the Swap Providers, the Arrangers, the Bookrunners, the Agent and the Security Trustee;

“Banking Day” means a day (excluding Saturdays and Sundays) on which banks are open in London, Oslo and Brussels and, in respect of a day on which a payment is required to be made in Dollars under a Finance Document, also in New York City;

“Bookrunners” means Nordea Bank Norge ASA and DnB NOR Bank ASA;

“Borrower” means Euronav NV, a company incorporated in Belgium with enterprise number 0860.402.767 whose registered office is at de Gerlachekaai 20, 2000 Antwerpen, Belgium;

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding the Applicable Margin) which a Lender should have received for the period from the date of receipt of all or any part of the Term Loan or any Revolving Advance to the last day of the current Interest Period in respect of the Term Loan or that Revolving Advance or the relevant part thereof (as the case may be), had the principal amount received been paid on the last day of that current Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount received by it on deposit with a leading bank in the London interbank market for a period starting on the Banking Day of receipt or recovery and ending on the last day of that current Interest Period;

“Change of Control” means, in relation to the Borrower, if two or more persons acting in concert or any individual person other than Saverco or Tanklog:

(a)	acquires legally and/or beneficially, and either directly or indirectly, in excess of 50% of the issued share capital of the Borrower; or

(b)	has the right or the ability to control, either directly or indirectly, the affairs or composition of the majority of the board of directors (or equivalent) of the Borrower;

“Charged Property” means any real or personal property, assets or rights belonging to the Borrower, whether present or future, over which an Encumbrance has been or is intended to be created pursuant to any of the Finance Documents;

“Charter Assignment” means, in relation to a Vessel which is subject to a Long Term Charter, the first priority deed of assignment of that Long Term Charter and any related Charter Guarantee to be executed by the Borrower in favour of the Security Trustee in accordance with Clause 11.8 in the agreed form;

“Charter Guarantee” means, in relation to a Vessel, any guarantee, bond, letter of credit or other instrument provided as security for the obligations of the charterer under any Long Term Charter of that Vessel;

“Classification Society” means, in relation to a Vessel, American Bureau of Shipping, Bureau Veritas, Det Norske Veritas, Germanischer Lloyd, Lloyds Register of Shipping, Nippon Kaiji Kyokai or such other classification society which is a member of the International Association of Classification Societies as may be approved in writing by the Security Trustee (acting on the instructions of the Majority Lenders);

“Co-Arrangers” means ITF International Transport Finance Suisse AG and Scotiabank (Ireland) Limited;

“Commitment” means, in relation to a Lender, the aggregate of its Term Commitment and its Revolving Commitment, and “Total Commitments” means the aggregate of the Commitments of all the Lenders;

“Compliance Certificate” means a certificate signed by the chief financial officer of the Borrower substantially in the form of Schedule 7;

“Compulsory Acquisition” means, in relation to a Vessel, requisition for title or other compulsory acquisition of that Vessel by any government or other competent authority, otherwise than by requisition for hire;

“Confidential Information” means all information relating to the Borrower, the Group, the Finance Documents or the Facilities of which a Bank becomes aware in its capacity as, or for the purpose of becoming, a Bank or which is received by a Bank in relation to, or for the purpose of becoming a Bank under, the Finance Documents or the Facilities from either:

(a)	the Borrower or any of its advisers; or

(b)	another Bank, if the information was obtained by that Bank directly or indirectly from the Borrower or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Bank of Clause 29.1; or

(ii)	is identified in writing at the time of delivery as non-confidential by the Borrower or any of its advisers; or

(iii)	is known by that Bank before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Bank after that date, from a source which is, as far as that Bank is aware, unconnected with the Group and which, in either case, as far as that Bank is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality;

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the recommended form published from time to time by the Loan Market Association or in any other form agreed between the Borrower and the Agent;

“Confirmation”, in relation to any continuing Designated Transaction, has the meaning given to it in the relevant Master Agreement;

“Contribution” means, in relation to a Lender, the aggregate of its Term Contribution and its Revolving Contribution, and “Total Contributions” means the aggregate of the Contributions of all the Lenders;

“Default Rate” means the annual rate of interest determined in accordance with Clause 7.3;

“Defaulting Lender” means any Lender:

(a)	which has failed to make available the relevant proportion of its Commitment in respect of any Advance or has given notice to the Agent that it will not make such amount available by the relevant Drawdown Date in accordance with Clause 4.3; or

(b)	which has rescinded or repudiated this Agreement; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event;

and payment is made within 5 Banking Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the relevant payment;

“Designated Transaction” means a transaction:

(a)	which is entered into by the Borrower with a Swap Provider pursuant to a Master Agreement;

(b)	whose purpose is the hedging of all or a part of the Borrower’s exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Term Loan and the Revolving Advances (or any part thereof);

(c)	which is for a period expiring no later than the Maturity Date; and

(d)	which is designated as a Designated Transaction at any time by notice in writing in the form set out in Schedule 9 from the Borrower and the relevant Swap Provider to the Agent;

“Disruption Event” means:

(a)	a material disruption to the payment or communications systems or to the financial markets which are required to operate in order for payments to be made (or other transactions to be carried out) in connection with the transactions contemplated by the Finance Documents, which is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing it, or any other Party from:

(i)	performing its payment obligations under the Finance Documents; or

(ii)	communicating with other Parties under the Finance Documents,

and which is not caused by, and is beyond the control of, the Party whose operations are disrupted;

“Dollars” and “$” mean the lawful currency for the time being of the United States of America;

“Drawdown Date” means, in relation to an Advance, the Banking Day on which the Borrower specifies that it wishes that Advance to be made or (as the context requires) the date on which that Advance is actually made to the Borrower;

“Earnings” means, in relation to a Vessel:

(a)

all moneys whatsoever (and all claims for such moneys), present and future, which are earned or recoverable by, or become payable to or for the account of, the Borrower arising (whether in contract, tort or otherwise howsoever), directly or indirectly, out of the ownership, use or operation of that Vessel, including (but not limited to) all freight, hire and passage moneys, compensation payable in the event of requisition of that Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, damages for breach (or payments for variation or termination) of any charterparty or other contract for employment of that Vessel, and all moneys (other than in respect of Insurances or

Requisition Compensation) arising from a Total Loss of that Vessel, together with the benefit of any guarantee, indemnity or other security which may at any time be given as security for the payment of such moneys;

(b)	all moneys which are at any time payable under the Insurances of that Vessel in respect of loss of earnings; and

(c)	if and whenever that Vessel is employed on terms whereby any moneys falling within paragraphs (a) or (b) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Vessel;

“Earnings Account” means the Dollar denominated account with account number NO3960170441527 held by the Borrower with the Agent;

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or having the effect of conferring security or any type of preferential arrangement (including, without limitation, title transfer and/or retention arrangements having a similar effect);

“Environmental Approval” means any permit, licence, approval, ruling, exemption or other authorisation required under applicable Environmental Laws;

“Environmental Claim” means:

(a)	any claim by, or directive from, any applicable governmental, judicial or other regulatory authority alleging breach of, or non-compliance with, any Environmental Laws or Environmental Approvals or otherwise howsoever relating to or arising out of an Environmental Incident; or

(b)	any claim by any other person howsoever relating to or arising out of an Environmental Incident,

(and, in each such case, “claim” shall mean a claim for damages, clean-up costs, compliance, remedial action or otherwise);

“Environmental Incident” means:

(a)	any release, discharge, disposal or emission of Material of Environmental Concern from a Relevant Ship; or

(b)	any incident in which Material of Environmental Concern is released, discharged, disposed of, or emitted by or from a ship other than a Relevant Ship and which involves collision between a Relevant Ship and such other ship, or some other incident of navigation or operation, in either case where a Relevant Ship or the Borrower is actually or potentially at fault or otherwise liable (in whole or in part); or

(c)	any incident in which Material of Environmental Concern is released, discharged, disposed of, or emitted by or from a ship other than a Relevant Ship and where the

Relevant Ship is actually or potentially liable to be arrested or attached as a result and/or where any of the Borrower is actually or potentially at fault or otherwise liable;

“Environmental Laws” means all national and international laws, ordinances, rules, regulations, rules of common law, conventions and agreements applicable to any Relevant Ship and pertaining to pollution or protection of human health or the environment;

“Event of Default” means any of the events or circumstances listed in Clause 17.1;

“Existing Indebtedness” means, at any particular date, the aggregate principal amount of the Borrower’s indebtedness outstanding on that date under the Existing Loan Agreement;

“Existing Loan Agreement” means the loan facility agreement dated 13 April 2005, as amended, made between the Borrower and certain banks and financial institutions as lenders (for whom Nordea Bank Norge ASA acts as agent and security trustee) in relation to a loan facility originally in the amount of $1,600,000,000;

“Facilities” means the Revolving Credit Facility and the Term Loan Facility;

“Fair Market Value” means, in relation to a Vessel, the value of that Vessel as most recently determined in accordance with Clause 16;

“Fee Letters” means the fee letters made or to be made between the Agent and the Borrower as referred to in Clause 18.1;

“Finance Documents” means this Agreement, the Fee Letters, the Mortgages, the General Assignments, the Charter Assignments, the Account Security Deed and any and every other document (other than a Manager’s Undertaking) from time to time executed as security for, or to establish a subordination or priorities arrangement in relation to, all or any of the obligations of any person to the Banks (or any of them) under this Agreement or any of the other documents referred to in this definition;

“Financial Indebtedness” means any indebtedness in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with International Accounting Standard 17 issued by the International Accounting Standards Committee as in force and applied on the date of this Agreement, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above;

“General Assignment” means, in relation to a Vessel, the first priority deed of assignment of the Insurances, Earnings and Requisition Compensation of that Vessel to be executed by the Borrower in favour of the Security Trustee in the agreed form;

“Group” means the Borrower and its subsidiaries for the time being and “member of the Group” means the Borrower or any of its subsidiaries;

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements;

“Increased Cost” means, in respect of a Bank;

(a)	a reduction in the rate of return from the Term Loan and the Revolving Advances or on that Bank’s (or its affiliate’s) overall capital;

(b)	an additional or increased cost (including any loss, liability or cost suffered for or on account of tax); or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by that Bank or any of its affiliates to the extent that it is attributable to that Bank having entered into its Commitment or funding or performing its obligations under this Agreement or any Finance Document;

“Initial Borrowing Date” means the Drawdown Date of the Term Advance;

“Insolvency Event” in relation to a Bank means that the Bank:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)	institutes or has instituted against it, by a regulator, supervisor or similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)	has instituted against it a proceeding seeking judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding up or liquidation and, in the case of any such proceeding or petition presented against it, that proceeding or petition is instituted or presented by a person or an entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than as a result of a consolidation, amalgamation or merger);

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(h)	has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and that secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence, in any of the foregoing acts;

“Insurances” means, in relation to a Vessel, all policies and contracts of insurance (including all entries of that Vessel in a protection and indemnity association and a war risks association) which are from time to time taken out or entered into in respect of that Vessel or her Earnings or otherwise howsoever (as specified in greater detail in Clause 14) and all benefits of such policies and contracts, including all claims of whatsoever nature and return of premiums;

“Interest Period” means a Term Interest Period or a Revolving Interest Period;

“Interest Rate” means, in relation to the Term Loan and the Revolving Advances (or any relevant part thereof, as the case may be), the annual rate of interest which is determined by the Agent in accordance with Clause 7.2;

“Interest Tranche” means, in relation to the Term Loan, each part of the Term Loan for which the Borrower has selected a separate Interest Period pursuant to Clause 7.4.1;

“ISM Code” means The International Management Code for the Safe Operation of Ships and for Pollution Prevention as adopted by the International Maritime Organisation as Resolutions A.741(18) and A.913(22) (as amended, supplemented or replaced from time to time);

“ISPS Code” means The International Ship and Port Facility Security Code as adopted by the International Maritime Organisation (as amended, supplemented or replaced from time to time);

“Lead Arrangers” means Nordea Bank Norge ASA, DnB NOR Bank ASA, ABN AMRO Bank N.V., Fortis Bank SA/NV, Credit Agricole Corporate and Investment Bank, Danish Ship Finance (Danmarks Skibskredit A/S), Fokus Bank (Norwegian Branch of Danske Bank A/S), ING Belgium SA/NV and Skandinaviska Enskilda Banken AB (publ);

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution or other entity which has become a Party as Lender in accordance with Clause 24.1,

which in each case has not ceased to be a Party as Lender in accordance with the terms of this Agreement;

“Lending Office” means, in respect of a Lender, the office through which it will perform its obligations under this Agreement being, in the case of an Original Lender, the office set out against its name in Schedule 1 and, in the case of each other Lender, the office specified in the relevant Transfer Certificate by which it becomes a Party (or such other office in respect of any Lender as may be selected by it in accordance with Clause 24.11);

“LIBOR” means, in relation to an Interest Period or any other relevant period:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for that period) the arithmetic mean of the rates (rounded upwards to four decimal places) quoted to the Reference Banks by leading banks in the London interbank market, at or about 11:00 a.m. London time on the Quotation Day for the offering of deposits in Dollars and for a period comparable to that period;

“Loan Indebtedness” means the aggregate of:

(a)	the Term Loan and interest accrued on the Term Loan;

(b)	all Revolving Advances and interest accrued on the Revolving Advances; and

(c)	all other sums of money whatsoever (other than in respect of the Master Agreement Liabilities) from time to time due or owing actually or contingently to the Banks (or any of them) under or pursuant to the Finance Documents;

“Long Term Charter” means, in relation to a Vessel, any charter or other contract of employment for that Vessel which is entered into by the Borrower for a term which exceeds, or which by virtue of any optional extensions might exceed, 24 months’ duration;

“Major Casualty” means, in relation to a Vessel, any casualty to that Vessel or incident (other than a Total Loss) in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $5,000,000 or the equivalent in any other currency;

“Majority Lenders” means:

(a)	before an Advance has been made, Lenders the aggregate of whose Commitments at any relevant time exceeds 66 2/3% of the Total Commitments at that time; and

(b)	after the first Advance has been made, Lenders the aggregate of whose Contributions at any relevant time exceeds 66 2/3% of the Total Contributions at that time;

“Management Agreement” means, in relation to a Vessel, the agreement for the time being in force between the Borrower and the Manager with respect to the technical management of that Vessel by the Manager;

“Manager” means, in relation to a Vessel, any company belonging to the Group that may be appointed as the technical manager of that Vessel or such other company as the Borrower may from time to time appoint as the technical manager of that Vessel with the prior consent of the Agent, such consent not to be unreasonably withheld;

“Manager’s Undertaking” means, in relation to a Vessel, the undertaking to be executed by the relevant Manager with respect to its management of that Vessel and the rights of the Banks under the Finance Documents in the agreed form;

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 8;

“Market Disruption Event” means, in relation to an Interest Period, if:

(a)	at or about noon on the Quotation Day for that Interest Period the Screen Rate is not available and none of the Reference Banks supplies a rate to the Agent to determine LIBOR for that Interest Period; or

(b)

before close of business in London on the Quotation Day for that Interest Period, the Agent receives notification in the form required by Clause 7.12 from a Lender or Lenders whose Contributions aggregate more than 50% of the Total Contributions

(or, before the Initial Borrowing Date, whose Commitments aggregate more than 50% of the Total Commitments) that the cost to it or them of obtaining matching deposits in the London interbank market for that Interest Period would be in excess of LIBOR (such Lender or Lenders being an “Affected Lender” or the “Affected Lenders”, as the case may be);

“Master Agreement” means, in respect of a Swap Provider, the master agreement on the 1992 ISDA (Multicurrency Crossborder) form or the 2002 ISDA (Multicurrency Crossborder) form (as the case may be) made or to be made by it with the Borrower and including, in each case, all Designated Transactions from time to time entered into by it, and all Confirmations from time to time exchanged or deemed exchanged, under such master agreement;

“Master Agreement Liabilities” means, as at any relevant date, the aggregate of all liabilities of the Borrower to the Swap Providers under or pursuant to the Master Agreements, whether actual or contingent, present or future;

“Material Adverse Change” or “Material Adverse Effect” means any occurrence, condition or circumstance (i) subsequent to 31 December 2010 and (ii) not previously known to the Lenders or the Agent, which the Lenders determine has had, or could reasonably be expected to have, a material adverse change in or a material adverse effect on:

(a)	the rights or remedies available to the Banks under any Finance Document;

(b)	the ability of the Borrower or any other Obligor to perform and comply with its obligations under any Finance Document;

(c)	the validity, legality or enforceability of any Finance Document;

(d)	the validity, legality or enforceability of any Encumbrance expressed to be created pursuant to any Finance Document or the priority or ranking of that Encumbrance; or

(e)	the property, assets, nature of assets, operations, liabilities or condition (financial or otherwise) of the Borrower or any other member of the Group;

“Material of Environmental Concern” means and includes chemicals, pollutants, contaminants, waste, toxic or hazardous substances, oil, petroleum and oil and petroleum products and any other polluting substances, the release, discharge, disposal or emission of which into the environment is regulated, prohibited or penalised by or pursuant to any Environmental Law;

“Maturity Date” means the date falling on the 6th anniversary of the date of this Agreement;

“Mortgage” means:

(a)	in relation to the Vessels whose Approved Flag State is Belgium, the first priority cross-collateralised Belgian law fleet mortgage over those Vessels to be executed by the Borrower in favour of the Security Trustee and the Swap Providers in the agreed form for an amount equal to 125% of the aggregate Fair Market Value of those Vessels as assessed on or about the Initial Borrowing Date;

(b)	in relation to a Vessel whose Approved Flag State is France, the first priority cross-collateralised French law ship mortgage over that Vessel to be executed by the Borrower in favour of the Banks in the agreed form for an amount equal to 125% of the Fair Market Value of that Vessel as assessed on or about the Initial Borrowing Date; and

(c)	in relation to a Vessel whose Approved Flag State is Greece, the first priority cross-collateralised Greek law ship mortgage over that Vessel to be executed by the Borrower in favour of the Banks in the agreed form;

“Non-Consenting Lender” means any Lender who does not consent to the terms of a waiver or amendment requested by the Borrower which pursuant to Clause 19.14 or any other provision of the Finance Documents requires the consent of all the Lenders where other Lenders whose Contributions aggregate more than 66 2/3% of the Total Contributions (or, before the Initial Borrowing Date, Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments) have consented to such waiver or amendment request;

“Notice of Drawdown” means a notice substantially in the form set out in part 1 of Schedule 4 (in respect of the Advances to be drawn on the Initial Borrowing Date) or part 2 of Schedule 4 (in respect of any Revolving Advance to be drawn after the Initial Borrowing Date);

“Obligor” means the Borrower and any other member of the Group which is a party from time to time to any of the Finance Documents;

“Original Lenders” means the banks and financial institutions listed in Schedule 1 acting through their respective Lending Offices;

“Original Swap Providers” means the banks and financial institutions listed in Schedule 2 acting through their respective offices stated in Schedule 2;

“Outstanding Indebtedness” means the aggregate of the Loan Indebtedness and the Master Agreement Liabilities;

“Party” means a party to this Agreement;

“Permitted Encumbrance” means:

(a)	any Encumbrance created by or pursuant to the Finance Documents;

(b)	any Encumbrance securing the Existing Indebtedness (but only up to the Initial Borrowing Date);

(c)	liens for unpaid master’s and crew’s wages;

(d)	liens for salvage;

(e)	liens by operation of law for not more than 2 months’ prepaid hire under any charter in relation to a Vessel not prohibited by this Agreement;

(f)	liens for master’s disbursements in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Vessel, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the Borrower in good faith by appropriate steps);

(g)	any Encumbrance created in favour of a plaintiff or defendant in any action of the course or tribunal before whom such action is brought as security for costs and expenses where the Borrower is prosecuting or defending such proceedings or arbitration in good faith by appropriate steps provided such Encumbrance does not (and is not likely to) result in any sale, forfeiture or loss of a Vessel; and

(h)	Encumbrances arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Potential Event of Default” means any event or circumstance specified in Clause 17 which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default;

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, the day falling 2 Banking Days before the first day of that period;

“Reference Banks” means, subject to Clause 7.11, Nordea Bank Norge ASA, DnB NOR Bank ASA and Fortis Bank SA/NV or such other banks as may be appointed by the Agent in consultation with the Borrower;

“Relevant Ship” means a Vessel and any other ship from time to time (whether before or after the date of this Agreement) owned by, or demise chartered to, the Borrower;

“Repayment Date” means a Term Repayment Date or a Revolving Repayment Date;

“Representative” means, any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian;

“Requisition Compensation” means, in relation to a Vessel, all moneys or other compensation payable by reason of a Compulsory Acquisition of that Vessel;

“Revolving Advance” means the principal amount of each portion of the Total Revolving Commitments drawn by the Borrower under this Agreement or (as the context requires) the principal amount of any proposed drawing under the Revolving Credit Facility as specified by the Borrower in a Notice of Drawdown;

“Revolving Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name in the fourth column of Schedule 1 and the amount of any other Revolving Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Revolving Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement, and “Total Revolving Commitments” means the aggregate of the Revolving Commitments of all the Lenders;

“Revolving Contribution” means, in relation to a Lender, the part of the aggregate Revolving Advances which is owing to that Lender at any relevant time, and “Total Revolving Contributions” means the aggregate of the Revolving Contributions of all the Lenders;

“Revolving Credit Facility” means the revolving credit facility in the sum of $250,000,000 made available to the Borrower under this Agreement;

“Revolving Interest Period” means, in relation to a Revolving Advance, the period determined in accordance with Clause 7.5;

“Revolving Repayment Date” means, in relation to a Revolving Advance, the date on which that Revolving Advance is required to be repaid under Clause 5.2;

“Saverco” means Saverco NV, a company incorporated in Belgium with enterprise number 0427685965 whose registered office is at de Gerlachekaai 20, 2000 Antwerpen, Belgium;

“Screen Rate” means, in respect of LIBOR for any period, the British Bankers’ Association Interest Settlement Rate for Dollars for the relevant period, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower;

“Security Period” means the period from the date of this Agreement until the discharge of the security created by the Finance Documents by final and irrevocable repayment or payment in full of the Outstanding Indebtedness;

“Security Trustee” means Nordea Bank Norge ASA, a bank incorporated in Norway acting through its office at Middelthunsgate 17, P.O. Box 1166 Sentrum, NO-0107 Oslo, Norway (or any successor to it appointed under Clause 21);

“Service Bank” means the Agent or the Security Trustee;

“Signing Date” has the meaning given to it in Clause 3.2;

“Swap Provider” means:

(a)	any Original Swap Provider; and

(b)	any bank, financial institution or other entity which has become a Party as Swap Provider in accordance with Clause 25,

which in each case has not ceased to be a Party as Swap Provider in accordance with the terms of this Agreement;

“Tanklog” means Tanklog Holdings Limited, a company incorporated in Cyprus with company number HE 161603 whose registered office is at 1 C. Pantelides Avenue, Nicosia 1010, Cyprus;

“Term Advance” means the principal amount of the Total Term Commitments drawn by the Borrower under this Agreement or (as the context requires) the principal amount of any proposed drawing under the Term Loan Facility as specified by the Borrower in a Notice of Drawdown;

“Term Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name in the third column of Schedule 1 and the amount of any other Term Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Term Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement, and “Total Term Commitments” means the aggregate of the Term Commitments of all the Lenders;

“Term Contribution” means, in relation to a Lender, the part of the Term Loan which is owing to that Lender at any relevant time, and “Total Term Contributions” means the aggregate of the Term Contributions of all the Lenders;

“Term Interest Period” means, in relation to the Term Loan or an Interest Tranche of it, the period determined in accordance with Clause 7.4;

“Term Loan” means the principal aggregate amount of the Total Term Commitments advanced to the Borrower and which is from time to time outstanding under this Agreement;

“Term Loan Facility” means the term loan facility in the sum of $500,000,000 made available to the Borrower under this Agreement;

“Term Repayment Date” means a date on which a repayment of the Term Loan is required to be made under Clause 5.1;

“Total Loss” means, in relation to a Vessel:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Vessel; or

(b)	Compulsory Acquisition of that Vessel; or

(c)	capture, seizure, hijacking, theft, arrest, detention or confiscation of that Vessel by any person (not amounting to Compulsory Acquisition), unless that Vessel is released and restored to the Borrower or any relevant charterer within 180 days after such capture, seizure, hijacking, theft, arrest, detention or confiscation;

“Total Loss Date” means, in relation to a Vessel, the date upon which a Total Loss of that Vessel is deemed for the purposes of the Finance Documents to have occurred, being:

(a)	if it consists of an actual total loss, the actual date of loss or, if that is not known, the date when the Vessel was last heard of;

(b)	if it consists of a constructive total loss, the date notice of abandonment of the Vessel is given to her insurers (provided a claim for total loss is admitted by the insurers) or, if the insurers do not forthwith admit such a claim, the date on which the total loss is subsequently admitted by the insurers to have occurred or (as the case may be) is subsequently adjudged by a competent court of law or arbitration panel to have occurred or, if earlier, the date falling 180 days after notice of abandonment of the Vessel was given to the insurers;

(c)	if it consists of a compromised, agreed or arranged total loss, the date on which a binding agreement as to such compromised, agreed or arranged total is entered into by or on behalf of the Borrower with the Vessel’s insurers;

(d)	if it consists of a Compulsory Acquisition of the Vessel, the date on which the requisition of title or other compulsory acquisition of the Vessel occurs; and

(e)	if it consists of capture, seizure, hijacking, theft, arrest, detention or confiscation of the Vessel by any person (not amounting to Compulsory Acquisition) and the Vessel is not released and restored to the Borrower or any relevant charterer within 180 days, the date falling 180 days after the date on which the relevant capture, seizure, hijacking, theft, arrest, detention or confiscation occurred;

“Total Loss Event” means any event which constitutes a Total Loss or which, with the expiry of any relevant grace period, would constitute a Total Loss;

“Transfer Certificate” means a transfer certificate in the form set out in Schedule 6 with any modifications or amendments approved or required by the Agent;

“Trust Property” has the meaning given to it in Clause 20;

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature;

“Vessels” means the vessels specified in Schedule 3 (but, unless the context otherwise requires, shall not include any such vessel which has been sold in accordance with this Agreement or which has become a Total Loss).

1.2	Construction of certain expressions

The following expressions shall be construed in the following manner:

“affiliate” means, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company;

“certified copy” means, in respect of any document, a copy of it certified as a true and complete and up to date copy of the original by a director or officer of the Borrower or by its lawyers or by another person acceptable to the Agent;

a “guarantee” includes an indemnity and a performance bond in each case relating to the obligations of another person and any other obligation of any person to pay, purchase, provide funds for the payment of, indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person;

“person” includes a corporate entity and any body of persons (including a partnership) whether corporate or unincorporate;

“subsidiary” and “holding company” have the meanings given to them by Section 1159 of the Companies Act 2006 provided that a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) its nominee;

“taxes” includes all present and future income, corporation and value-added taxes and all stamp and other taxes, duties, levies, imposts, deductions, charges and withholdings whatsoever, together with interest on them and penalties with respect to them, if any, and any payments of principal, interest, charges, fees or other amounts made on or in respect of them, and references to “tax” and “taxation” shall be construed accordingly.

1.3	General interpretation

In this Agreement:

1.3.1	unless the context otherwise requires, words in the singular include the plural and vice versa;

1.3.2	references to any document include that document as varied, supplemented or replaced from time to time;

1.3.3	references to any enactment include re-enactments, amendments and extensions of that enactment;

1.3.4	references to any person include that person’s successors and permitted assigns;

1.3.5	clause headings are for convenience of reference only and are not to be taken into account in construction;

1.3.6	unless otherwise specified, references to Clauses, Recitals and Schedules are respectively to Clauses of and Recitals and Schedules to this Agreement;

1.3.7	any words following the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms;

1.3.8	references to a document being “in the agreed form” are to a document in the form attached to the Agreed Form Certificate (or, where that document is to be executed in a language other than English, in the form of the English text attached to the Agreed Form Certificate as translated into that language) and include references to that form with such modifications as the Majority Lenders may approve or require;

1.3.9	references to a period of one or more “months” shall mean a period beginning in one calendar month and ending in the relevant calendar month on the day numerically corresponding to the day of the calendar month in which that period started, provided that (a) if that period started on the last day in a calendar month, or if there is no such numerically corresponding day, that period shall end on the last Banking Day in the relevant calendar month and (b) if such numerically corresponding day is not a Banking Day, that period shall end on the next following Banking Day in the same calendar month, or if there is no such Banking Day, that period shall end on the preceding Banking Day (and “month” and “monthly” shall be construed accordingly).

1.4	Third party rights

A person who is not a Party may not enforce, or otherwise have the benefit of, any provision of this Agreement under the Contracts (Rights of Third Parties) Act 1999.

2.	POSITION OF THE BANKS

2.1	Obligations of Banks several

The obligations of the Banks under the Finance Documents and the Master Agreements are several and, accordingly:

2.1.1	no Bank shall be liable for the failure of any other Bank to perform its obligations under any Finance Document or Master Agreement; and

2.1.2	the failure of a Bank to perform any of its obligations under any Finance Document or Master Agreement shall not relieve any other Bank or the Borrower from any of their respective obligations under those documents.

2.2	Rights of Banks several

The rights and interests of each Bank under the Finance Documents and the Master Agreements are several and, accordingly, notwithstanding any provision to the contrary in any Finance Document or Master Agreement:

2.2.1	the aggregate of the amounts outstanding at any time under the Finance Documents and/or the Master Agreements to each Bank shall be due as a separate and independent debt; and

2.2.2	each Bank shall have the right to sue for any amount due and payable to it from the Borrower or any other Obligor under the Finance Documents or any Master Agreement and it shall not be necessary for any other Bank to be joined as an additional party in any proceedings to that end.

2.3	Restrictions on other proceedings by individual Banks

Except as provided in Clause 2.2.2, no Bank shall, except with the prior written consent of the Majority Lenders, bring any proceedings against the Borrower or any other Obligor in respect of any other claim (whether in contract, tort or otherwise) which that Bank may have under or in connection with the Finance Documents and/or the Master Agreements. For the avoidance of doubt, this Clause 2.3 applies to any proceedings against the Borrower or any other Obligor to enforce any Encumbrance created in favour of the Security Trustee by any Finance Document.

2.4	Swap Providers as mortgagees

If and to the extent that any Bank is a party to any of the Mortgages in its capacity as Swap Provider in order to secure more effectively the Master Agreement Liabilities owing to it, it undertakes to act under that Mortgage in all respects in accordance with the instructions of the Security Trustee (as directed by the Majority Lenders).

3.	THE FACILITIES

3.1	Agreement to advance

Subject to the provisions of this Agreement, the Lenders agree, on and with effect from the Signing Date, to make the Total Commitment available to the Borrower.

3.2	Signing Date

For the purposes of this Agreement, the “Signing Date” means the date of this Agreement or, if later, the date on which the Agent has received (a) payment of the fees and expenses specified in Clause 18 to the extent due and payable on or before the Signing Date and (b) the documents and evidence described in part 1 of Schedule 5, in form and substance satisfactory to it, provided that on such date the Agent is satisfied that:

3.2.1	since 31 December 2010 no Material Adverse Change has occurred which is continuing;

3.2.2	the representations and warranties set out in Clause 10 would be true and not misleading if repeated on that date with reference to the circumstances then existing; and

3.2.3	no Event of Default or Potential Event of Default has occurred or will arise by reason of the granting of the Facilities to the Borrower or the performance by it of its obligations under this Agreement and the other Finance Documents.

The Agent shall confirm to the other Parties in writing once the above conditions have been satisfied.

3.3	Amount

If and to the extent that the Total Commitments on the Signing Date exceed 65% of the aggregate Fair Market Values of the Vessels on that date, the Total Commitments shall be cancelled pro rata on the Signing Date so that they then equal 65% of those aggregate Fair Market Values.

3.4	Availability

Subject to the provisions of this Agreement:

3.4.1	the Term Commitments will be available in one single drawing (being the “Term Advance”) on any Banking Day falling during the Availability Period for the Term Loan Facility;

3.4.2	the Revolving Commitments will be available for drawing in one or more separate amounts (each being a “Revolving Advance”) on any Banking Day falling during the Availability Period for the Revolving Credit Facility provided that:

(a)	each Revolving Advance shall be not less than $5,000,000 and an integral multiple of $1,000,000;

(b)	no Revolving Advance shall exceed the Total Available Revolving Commitments on its Drawdown Date taking into account for this purpose any Revolving Advance to be repaid on such day and any other Revolving Advance which is to be made which is the subject of a current Notice of Drawdown;

(c)	the number of Revolving Advances drawn and outstanding at any one time, when aggregated with the number of Interest Tranches for the Term Loan at that time, shall not exceed 10; and

(d)	no Revolving Advance may be drawn before the Initial Borrowing Date;

3.4.3	the Term Advance must be drawn on a Banking Day (being the “Initial Borrowing Date”) falling during the period from 15 March 2012 to 30 April 2012 (both dates inclusive) and applied in or towards repayment in full on that date of the Existing Indebtedness;

3.4.4	if the Total Term Commitments are not drawn in full on the Initial Borrowing Date, the undrawn portion shall be automatically cancelled on that date;

3.4.5	if the Term Advance is insufficient to repay the Existing Indebtedness in full on the Initial Borrowing Date then, unless the Borrower repays the balance of that amount on that date in full from its other funds, it shall draw one or more Revolving Advances on the Initial Borrowing Date and apply the proceeds in or towards repayment in full on that date of the balance of the Existing Indebtedness; and

3.4.6	if the Initial Borrowing Date does not occur on or before 30 April 2012 the Total Commitments shall be automatically cancelled.

3.5	Purpose

The Borrower undertakes to apply the Advances exclusively for the purposes referred to in Recital (A), provided that none of the Banks shall be bound to monitor or verify the application of the proceeds of any Advance.

3.6	Lenders’ participations

Subject to the provisions of this Agreement, each Lender will:

3.6.1	participate in the Term Advance up to a principal amount not exceeding its Term Commitment in the proportion which its Term Commitment bears to the Total Term Commitments; and

3.6.2	participate in each Revolving Advance up to a principal amount not exceeding its Available Revolving Commitment in the proportion which its Available Revolving Commitment bears to the Total Available Revolving Commitments.

3.7	No advance after expiry of Availability Period

No Lender will have any liability whatsoever to make available the relevant proportion of its Commitment in relation to a Facility after the expiry date of the Availability Period relating to that Facility and any part of a Lender’s Commitment in respect of a Facility which has not been advanced to the Borrower at close of business on that relevant expiry date shall be cancelled.

4.	DRAWDOWN

4.1	Notice of Drawdown

The Borrower may draw an Advance under a Facility subject to giving the Agent a duly completed Notice of Drawdown not later than 10:00 a.m. London time 3 Banking Days before the proposed Drawdown Date of the Advance, which notice shall be irrevocable and will not be regarded as having been duly completed unless (a) the proposed Drawdown Date is a Banking Day within the Availability Period of the Facility under which the Advance is to be drawn and (b) the proposed Interest Period for the Advance complies with Clause 7.4 or Clause 7.5 (as the case may be).

4.2	Agent’s notification to Lenders

Upon receipt of a Notice of Drawdown given in accordance with Clause 4.1, the Agent shall promptly notify each Lender of (a) the contents thereof and (b) the relevant proportion of the Advance or Advances to be funded by that Lender.

4.3	Availability of Lenders’ Commitments

Each Lender shall, subject to the provisions of this Agreement, make available to the Agent on the Drawdown Date of an Advance the relevant proportion of its Commitment in respect of that Advance.

4.4	Conditions precedent – Advances drawn on Initial Borrowing Date

Notwithstanding the giving of a Notice of Drawdown pursuant to Clause 4.1 in relation to the Term Advance and any Revolving Advance or Revolving Advances to be drawn on the Initial Borrowing Date, neither the Lenders nor the Agent shall be obliged to disburse any funds in respect of those Advances, and the Borrower shall not be entitled to draw down those Advances, unless the following conditions precedent are satisfied:

4.4.1	the Agent has received payment of the fees and expenses specified in Clause 18 to the extent due and payable on or before the Initial Borrowing Date;

4.4.2	the Agent has received the documents and evidence described in parts 1 and 2 of Schedule 5, in form and substance satisfactory to it;

4.4.3	the Agent is satisfied that both at the date of the relevant Notice of Drawdown and at the Initial Borrowing Date:

(a)	the representations and warranties set out in Clause 10 and those of the Borrower or any other Obligor which are set out in any other Finance Document would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;

(b)	none of the circumstances specified in Clauses 6.3, 6.5, 6.6, 7.13 or 18.7 has occurred and is continuing;

(c)	if the ratio set out in Clause 16.2 were tested immediately following the making of the relevant Advance or Advances by reference to the most recent valuations obtained in accordance with Clause 16.1, the Borrower would not be obliged to provide additional security or prepay part of the Term Loan and/or the Revolving Advances under that Clause; and

(d)	no Event of Default or Potential Event of Default has occurred or will arise following the making of that Advance.

4.5	Conditions precedent – Advances drawn after Initial Borrowing Date

Notwithstanding the giving of a Notice of Drawdown pursuant to Clause 4.1 in relation to a Revolving Advance to be drawn after the Initial Borrowing Date, neither the Lenders nor the Agent shall be obliged to disburse any funds in respect of that Advance, and the Borrower shall not be entitled to draw down that Advance, unless the Agent is satisfied that both at the date of the relevant Notice of Drawdown and at the relevant Drawdown Date:

4.5.1	the representations and warranties set out in Clause 10 and those of the Borrower or any other Obligor which are set out in any other Finance Document would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;

4.5.2	none of the circumstances specified in Clauses 6.3, 6.5, 6.6, 7.13 or 18.7 has occurred and is continuing;

4.5.3	if the ratio set out in Clause 16.2 were tested immediately following the making of the relevant Advance, the Borrower would not be obliged to provide additional security or prepay part of the Term Loan and/or the Revolving Advances under that Clause; and

4.5.4	no Event of Default or Potential Event of Default has occurred or will arise following the making of that Advance.

4.6	Waiver of conditions precedent

If the Lenders in their absolute discretion make an Advance notwithstanding that one or more of the conditions precedent specified above in relation to it remains unsatisfied on its Drawdown Date, the Borrower shall procure the satisfaction of such condition or conditions precedent within such period as the Majority Lenders may in their absolute discretion agree in writing.

4.7	Application of proceeds of Advances

Subject to the provisions of this Agreement, the Agent will pay to the Borrower on the Drawdown Date of an Advance the amounts which the Agent receives from the Lenders under Clause 4.3 in like funds as are received by the Agent from the Lenders by paying the same in accordance with the Notice of Drawdown given by the Borrower. Such payment shall constitute the making of the relevant Advance and the Borrower shall at that time become indebted, as principal and direct obligor, to each Lender accordingly, in an amount equal to that Lender’s proportion of that Advance.

5.	REPAYMENT

5.1	Repayment of Term Loan

Subject to the provisions of this Agreement, the Borrower shall repay the Term Loan as follows:

5.1.1	the Term Loan shall be repaid in 11 repayment instalments of which the first 10 shall each be in the amount of $45,000,000 and the last of which shall be in the amount of $50,000,000 (provided that, if the Total Term Commitments are not drawn in full, the amount of each such instalment shall be reduced pro rata to the amount actually advanced);

5.1.2	the first 10 repayment instalments shall be paid on the Banking Days falling at successive 6 monthly intervals from the Initial Borrowing Date and the final repayment instalment shall be paid on the Maturity Date.

5.2	Repayment of Revolving Advances

Subject to the provisions of this Agreement, the Borrower shall repay each Revolving Advance as follows:

5.2.1	each Revolving Advance shall be repaid in full on the last day of its Interest Period; and

5.2.2	unless the Borrower notifies the Agent to the contrary not later than 11:00 a.m. London time 3 Banking Days prior to the Revolving Repayment Date applicable to a Revolving Advance, then, notwithstanding Clause 5.2.1, where that Revolving Repayment Date is also a Drawdown Date in respect of another Revolving Advance, the Agent shall, on behalf of the Borrower, apply the Revolving Advance which would otherwise have been paid to the Borrower on that Revolving Drawdown Date in or towards the discharge of the amount payable by the Borrower on that Revolving Repayment Date pursuant to Clause 5.2.1 (but without prejudice to the obligation of the Borrower to pay any balance due after application of such amount).

5.3	Final repayment

On the Maturity Date the Borrower shall additionally pay to the Agent all sums which are then accrued or owing to the Banks (or any of them) under this Agreement and the other Finance Documents.

6.	PREPAYMENT AND CANCELLATION

6.1	Voluntary prepayment and/or cancellation

The Borrower shall have the right upon giving the Agent not less than 3 Banking Days’ prior written notice:

6.1.1	to prepay the Term Loan or any Revolving Advance, in whole or in part, on any Banking Day provided that any partial prepayment of the Term Loan or a Revolving Advance must be in the amount of $1,000,000 or a higher integral multiple of $1,000,000;

6.1.2	to cancel the Total Term Commitments, in whole or in part, on any Banking Day provided that any cancellation of part of the Total Term Commitments must be in the amount of $1,000,000 or a higher integral multiple of $1,000,000; and/or

6.1.3	to cancel the Total Revolving Commitments, in whole or in part, on any Banking Day in an amount not exceeding the amount of the Total Available Revolving Commitments on the date of cancellation, provided that any cancellation of part of the Total Revolving Commitments must be in the amount of $1,000,000 or a higher integral multiple of $1,000,000.

The Agent shall promptly notify the Lenders of any notice which is received from the Borrower under this Clause 6.1.

6.2	Mandatory cancellation if conditions precedent to Signing Date not satisfied

If the Signing Date does not occur on or before 29 July 2011 (or such later date as the Lenders may agree) the Commitments shall be cancelled upon the demand of the Agent (as directed by the Majority Lenders).

6.3	Mandatory prepayment and cancellation upon illegality

If by reason of the introduction, imposition, variation or change of any law, regulation or regulatory requirement or by reason of any judgment, order or direction of any relevant court, tribunal or authority it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its Commitment and/or Contribution (as the case may be) that Lender shall promptly notify the Agent upon becoming aware of that event, whereupon:

6.3.1	the Agent shall immediately notify the Borrower thereof;

6.3.2	the relevant Lender shall, following consultation with the Borrower, use all reasonable efforts to avoid the effects of such event and in particular shall consider, subject to obtaining any necessary consents, transferring at par its rights and obligations under this Agreement to another legal entity approved by the Borrower not affected by such law, regulation, regulatory requirement, judgment, order or direction;

6.3.3	if the relevant Lender is unable, within 90 days following the date upon which it became aware of such event, or such shorter period permitted thereby, to avoid the effect thereof, or the Borrower fails to agree to any proposal put forward by the relevant Lender to avoid the effects of such event, then the Agent shall, at the request and on behalf of the relevant Lender, give notice to the Borrower that on such date or on a future specified date, in either case not being earlier than the last day of any applicable grace period permitted by law, the Commitment of that Lender (to the extent still undrawn) shall be cancelled and the Borrower shall be obliged to prepay that Lender’s Contribution (if any) in full.

6.4	Mandatory prepayment and cancellation upon sale or Total Loss

The following provisions shall apply if at any time on or after the date of this Agreement a Vessel is sold in accordance with Clause 15.2.4 or becomes a Total Loss:

6.4.1	if the sale or Total Loss occurs before an Advance has been made, the Relevant Portion of each of the Term Commitments and the Revolving Commitments shall be automatically cancelled on the date on which the sale of such Vessel is completed or (as the case may be) on the Total Loss Date;

6.4.2	if the sale or Total Loss occurs after an Advance has been made:

(a)	the Borrower shall prepay the Relevant Portion of the Term Loan in respect of that Vessel on or before the Relevant Prepayment Date;

(b)	the Relevant Portion of each of the Revolving Commitments shall be automatically cancelled on the Relevant Prepayment Date; and

(c)	the Borrower shall prepay such part of the Revolving Advances on or before the Relevant Prepayment Date as shall ensure that, following the reduction of the Total Revolving Commitments under Clause 6.4.2(b), the aggregate of the Revolving Advances does not exceed the amount of the Total Revolving Commitments as so reduced.

For the purposes of this Clause 6.4:

“Relevant Prepayment Date” means:

(a)	in relation to a Vessel which is sold, the date on which the sale of such Vessel is completed; and

(b)	in relation to a Vessel which becomes a Total Loss, the date which is the earlier of:

(i)	the date falling 90 days after the Total Loss Date; and

(ii)	the date upon which the insurance proceeds or Requisition Compensation in respect of the relevant Vessel are received by the Security Trustee pursuant to the relevant Finance Documents,

unless the Vessel was not insured at the time of the Total Loss in accordance with the Finance Documents or an insurer has refused to meet or has disputed the claim for the Total Loss, in which case the Relevant Prepayment Date shall be the date falling 10 Banking Days after the date on which the Borrower receives a demand from the Agent (as directed by the Majority Lenders) for prepayment of the relevant amount;

“Relevant Portion” means, as at any relevant date in respect of a Vessel which is sold or lost, an amount calculated in accordance with the formula:

Relevant Portion	=	A x B
C

where:

A	=	the aggregate amount of the Term Loan (if drawn) or the Total Term Commitments (if undrawn), the Revolving Advances and the Total Available Revolving Commitments immediately prior to that date;

B C	= =

the Fair Market Value of the Vessel sold or lost immediately prior to that date; and

the aggregate Fair Market Values of all the Vessels (including the Vessel sold or lost) immediately prior to that date.

6.5	Mandatory prepayment and cancellation upon a Change of Control

If a Change of Control occurs without the prior consent of the Majority Lenders (such consent not to be unreasonably withheld or delayed), the Borrower shall prepay the Term Loan and the Revolving Advances in full on or before the date falling 60 days after the date of the Change of Control and any undrawn Commitments shall be cancelled on the earlier of (a) the date on which such prepayment is made, (b) the date falling 60 days after the date of the Change of Control and (c) such other date as the Borrower and the Majority Lenders may agree.

6.6	Mandatory prepayment and cancellation upon breach of financial covenants

If there is a breach of the financial covenants set out in Clause 13.1, the Borrower shall prepay the Term Loan and the Revolving Advances in full (and any undrawn Commitments shall be cancelled) within 5 days after receipt of a written demand from the Agent (as directed by the Majority Lenders) requiring it to do so.

6.7	Conditions of prepayment and cancellation

The following shall apply to any prepayment under this Agreement:

6.7.1	each prepayment must be made together with all accrued interest on the amount prepaid and all other sums payable in respect of that amount under the provisions of this Agreement and, in the case of prepayment in full of both the Term Loan and the Revolving Advances, shall be accompanied by payment of all other Outstanding Indebtedness;

6.7.2	unless otherwise specifically stated in this Agreement, any partial prepayment of the Term Loan shall be applied pro rata against the remaining repayment instalments specified in Clause 5.1;

6.7.3	where the Borrower is required to make a partial prepayment of the Revolving Advances and two or more Revolving Advances are then outstanding, the Borrower may specify to the Agent the Revolving Advance or Revolving Advances against which it wishes the prepaid sum to be applied (but, in the absence of any such instruction from the Borrower before the relevant prepayment date, the Agent may select the Revolving Advance or Revolving Advances to be prepaid);

6.7.4	if the Total Revolving Commitments are reduced for any reason under this Agreement and the aggregate amount of the Revolving Advances would otherwise exceed the amount of the Total Revolving Commitments as so reduced, the Borrower shall prepay such part of the Revolving Advances on or before the relevant reduction date as shall ensure that, following the reduction of the Total Revolving Commitments under this Agreement, the aggregate of the Revolving Advances does not exceed the amount of the Total Revolving Commitments as so reduced;

6.7.5	any partial cancellation of the Total Term Commitments shall reduce those amounts pro rata;

6.7.6	any partial cancellation of the Total Revolving Commitments shall reduce those amounts pro rata;

6.7.7	any notice of prepayment or cancellation given by the Borrower shall be effective on receipt by the Agent and, once given, may not be withdrawn or amended without the consent of the Majority Lenders and, in the case of a notice of prepayment, the Borrower shall be bound to make the relevant prepayment in accordance with it;

6.7.8	except as specifically provided in this Agreement, in the absence of an Event of Default and demand for repayment by the Agent, the Lenders shall not be obliged to accept any other prepayment of the whole or any part of the Term Loan or a Revolving Advance;

6.7.9	any part of the Term Loan which is repaid or prepaid by the Borrower may not be reborrowed;

6.7.10	subject to the terms of this Agreement, any Revolving Advance (or part thereof) which is repaid or prepaid by the Borrower may be reborrowed;

6.7.11	no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated; and

6.7.12	any prepayment made on a day other than the last day of an Interest Period applicable to the whole amount prepaid shall be made together with any Break Costs.

7.	INTEREST

7.1	Payment of interest

Subject to the provisions of this Agreement, the Borrower shall pay interest at the applicable Interest Rate on each Interest Tranche and each Revolving Advance in arrears on the last day of each Interest Period applicable to it, except in the case of an Interest Period longer than 3 months where interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

7.2	Interest Rate

Subject to Clauses 7.3 and 7.13, the Interest Rate applicable to each Interest Tranche and each Revolving Advance for each Interest Period applicable to it will be the annual rate of interest determined by the Agent to be the aggregate of:

7.2.1	the Applicable Margin;

7.2.2	LIBOR for that Interest Period; and

7.2.3	the Mandatory Cost (if any) for that Interest Period.

7.3	Default Rate

If the Borrower fails to pay any amount payable by it under this Agreement or any other Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is 2% higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted an Interest Tranche in that amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 7.3 shall be immediately payable by the Borrower on demand by the Agent. If unpaid, any such interest will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

7.4	Term Interest Periods

The Borrower may, by giving notice in writing to the Agent not later than 11:00 a.m. London time 3 Banking Days before the first day of each Term Interest Period, select the duration of that Term Interest Period (being a period of 1, 2, 3 or 6 months or such other period for which a Screen Rate is published as the Borrower may select and all the Lenders may agree).

The following shall apply in determining the number and duration of the Term Interest Periods:

7.4.1	subject to Clause 7.4.2, the Borrower may in its notice to the Agent:

(a)	elect to divide the Term Loan into two or more principal amounts (each being an “Interest Tranche”) each with a separate Interest Period for its relevant amount; or

(b)	in respect of any existing Interest Tranches whose Interest Periods expire on the same date, consolidate those Interest Tranches or otherwise select new Interest Tranches in the same aggregate amount but in different proportions;

7.4.2	the number of Interest Tranches at any one time, when aggregated with the number of Revolving Advances drawn and outstanding at that time, shall not exceed 10;

7.4.3	for the purposes of Clause 3.4.2(c) and Clause 7.4.2 and any other relevant provisions of this Agreement, if the Borrower does not elect to divide the Term Loan into two or more Interest Tranches, there shall be deemed to be a single Interest Tranche in the amount of the Term Loan;

7.4.4	the first Term Interest Period (or Term Interest Periods, if the Term Loan has been divided into two or more Interest Tranches on that date) shall commence on the Initial Borrowing Date and each subsequent Term Interest Period for the Term Loan or any Interest Tranche shall commence on the last day of the immediately preceding Interest Period for it;

7.4.5	the Borrower shall make each selection under this Clause 7.4 in such manner as to ensure that, in the event that any Term Repayment Date falls within the Term Interest Period so selected, a separate Term Interest Period is selected in respect of the part of the Term Loan due to be repaid under Clause 5 on that Term Repayment Date, the expiry of which period coincides with the relevant Term Repayment Date;

7.4.6	no Term Interest Period shall extend beyond the Maturity Date.

7.5	Revolving Interest Periods

There shall be a single Revolving Interest Period for each Revolving Advance which shall be selected by the Borrower and notified to the Agent in the Notice of Drawdown for that Revolving Advance. Subject to Clause 7.6, each Revolving Interest Period shall commence on the Drawdown Date of the relevant Revolving Advance and be for a period of 1, 2, 3 or 6 months (as selected by the Borrower) or such ether period for which a Screen Rate is published as the Borrower may select and all the Lenders may agree, provided that no Revolving Interest Period shall extend beyond the Maturity Date.

7.6	Borrower’s failure to select Interest Period

In the absence of any selection by the Borrower of the duration of an Interest Period, or if the Agent shall certify to the Borrower that matching funds are not available for an Interest Period of the duration selected by the Borrower, the duration of that Interest Period shall (subject as provided in Clauses 7.4 and 7.7) be 3 months.

7.7	Adjustment for non-Banking Days

If an Interest Period would otherwise end on a day which is not a Banking Day, that Interest Period will instead end on the next Banking Day in that calendar month (if there is one) or the preceding Banking Day (if there is not).

7.8	Agent’s notification

The Agent shall promptly notify the Borrower and the Lenders of each determination under this Agreement of (a) the duration of an Interest Period and/or (b) a rate of interest.

7.9	Obligation of Reference Banks to quote

In circumstances where a quotation is required from the Reference Banks, a Bank which is a Reference Bank shall use all reasonable efforts to supply the quotation required of it for the purposes of fixing a rate of interest under this Agreement.

7.10	Absence of quotations from Reference Banks

Subject to Clause 7.13, if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00 a.m. London time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations provided to the remaining Reference Bank or Reference Banks.

7.11	Replacement of Reference Bank

If any Reference Bank which is a Lender ceases to be a Lender or has become an Affected Lender or, in the opinion of the Agent, is substantially unable to provide the Agent from time to time when required with the necessary quotations for the purpose of fixing a rate of interest under this Agreement, then the Agent shall (after consultation with the Borrower) appoint another bank to be a Reference Bank in replacement of that Reference Bank.

7.12	Notice of Market Disruption Event by Affected Lenders

Any notification to the Agent by an Affected Lender of a Market Disruption Event occurring under paragraph (b) of the definition of that term shall be in writing and accompanied by a certificate signed by an officer of that Affected Lender certifying the cost to that Affected Lender of obtaining matching deposits in the London interbank market on the date of that certificate.

The Agent shall pass to the Borrower a copy of each certificate provided to it under this Clause 7.12 (and each Affected Lender consents to such disclosure).

7.13	Market disruption

If a Market Disruption Event occurs in relation to a Lender in respect of any Interest Tranche or Revolving Advance for any Interest Period applicable to it, the rate of interest on that Lender’s share of that Interest Tranche or Revolving Advance for that Interest Period shall be the percentage rate per annum which is the sum of:

7.13.1	the Margin;

7.13.2	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Interest Tranche or Revolving Advance from whatever source it may reasonably select; and

7.13.3	the Mandatory Cost, if any, applicable to that Lender’s participation in that Interest Tranche or Revolving Advance.

7.14	Alternative basis of interest or funding

If a Market Disruption Event occurs, and the Agent or the Borrower so requires, the Agent, the Lenders or (as the case may be) the Affected Lender and the Borrower shall enter into negotiations (for a period of not more than 15 days) with a view to agreeing an alternative basis for determining the rate of interest for the Term Loan and the Revolving Advances or, as the case may be, the Affected Lender’s Contribution. Any alternative basis so agreed shall, with the prior consent of the Borrower and the Lenders or (as the case may be) the Affected Lender, be binding on those parties. In the absence of such agreement, the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, select the Interest Periods for the Term Loan and the Revolving Advances and set a rate of interest for each such Interest Period in accordance with Clause 7.13 provided that the Borrower shall have the right, upon giving 3 Banking Days notice to the Agent, to:

7.14.1	prepay the whole of the Term Loan and the Revolving Advances; or

7.14.2	prepay the Contribution of any Affected Lender; or

7.14.3	exercise its rights under Clause 24.14 in respect of any Affected Lender.

8.	PAYMENTS

8.1	Place, time and manner of payment

Unless otherwise specified by the Agent, all moneys to be paid by the Lenders to the Agent or by the Borrower to any Bank under this Agreement and the other Finance Documents shall be paid to the Agent in Dollars by not later than 10:00 a.m. London time on the due date and in same day funds to such account as the Agent may from time to time notify the Borrower. The Borrower waives any right it may have in any jurisdiction to pay any such amount in a currency other than that in which it is expressed to be payable.

8.2	Order of application

Except as otherwise specifically provided in this Agreement or any other Finance Document, all moneys received or recovered by any Bank under the Finance Documents will, after discharging the cost (if any) incurred in collecting those moneys, be applied as follows:

8.2.1	first, in or towards payment of any unpaid fees, costs and expenses of the Banks under this Agreement;

8.2.2	secondly, in or towards payment of any accrued interest or fees due but unpaid under this Agreement;

8.2.3	thirdly, in or towards payment of any principal due but unpaid under this Agreement;

8.2.4	fourthly, in or towards payment of any other sum due but unpaid under this Agreement;

8.2.1	fifthly, in or towards payment pro rata between the Swap Providers of any Master Agreement Liabilities due but unpaid under the Master Agreements;

8.2.2	lastly, the surplus (if any) shall be paid to the Borrower or whomsoever else shall be entitled to it.

The provisions of this Clause 8.2 will override any appropriation made by the Borrower.

8.3	Availability of funds conditional upon receipt by Agent

The Agent shall not be obliged to make available to any other Party any amount which it is due to receive for the account of that Party unless it is satisfied that it has unconditionally received the funds concerned.

8.4	Refunds by Borrower

Without prejudice to Clause 8.3, if the Agent makes an amount available to the Borrower which has not (but should have) been made unconditionally available to the Agent by a Lender, the Borrower shall on demand refund that amount to the Agent.

8.5	Refunds by Banks

Without prejudice to Clause 8.3, if the Agent makes an amount available to a Bank which has not (but should have) been paid to the Agent by the Borrower, that Bank shall:

8.5.1	on demand refund that amount to the Agent; and

8.5.2	pay to the Agent on demand such further amount (as conclusively certified by the Agent) as shall indemnify the Agent against any cost, loss, liability or expense suffered or incurred by the Agent as a result of its having made available such amount to that Bank before receiving it from the Borrower.

8.6	Non-Banking Days

Any payment which is due to be made on a day that is not a Banking Day shall be made on the next Banking Day in the same calendar month (if there is one) or the preceding Banking Day (if there is not).

8.7	Accrual of interest and periodic payments

All payments of interest and other payments of an annual or periodic nature to be made by the Borrower shall accrue from day to day and be calculated on the basis of the actual number of days elapsed and a 360 day year.

8.8	Control account

The Agent and each other Bank will open and maintain on its books a control account showing the amounts owing to the Banks (in the case of the Agent) or that Bank (in the case of each other Bank) from the Borrower and the amounts of all payments of principal, interest and other moneys falling due and received by them or it, as the case may be. The Borrower’s obligation to repay the Term Loan and the Revolving Advances, to pay interest thereon and to pay all other sums due under this Agreement and the other Finance Documents shall be conclusively evidenced (in the absence of manifest error) by the entries from time to time made in the control accounts opened and maintained under this Clause 8.8.

9.	NO SET-OFF, COUNTERCLAIM OR TAX DEDUCTION

9.1	No set-off or counterclaim

All payments to be made by the Borrower under this Agreement and the other Finance Documents shall be made without set-off or counterclaim free and clear of, and without deduction for or on account of, any present or future taxes, unless the Borrower is compelled by law to make payment subject to any such tax.

9.2	Gross up

If the Borrower is compelled by law to make any tax deduction from any payment due under this Agreement or any other Finance Document, the Borrower will (subject to Clause 24.12):

9.2.1	promptly notify the Agent upon becoming aware of that requirement;

9.2.2	pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

9.2.3	pay the Bank to which that payment is made such additional amount as is necessary to ensure that such Bank receives a net amount equal to the full amount which it would have received had that tax deduction not been required to be made; and

9.2.4	as soon as reasonably practicable after making the relevant tax deduction, deliver to the Agent a copy of the receipt from the relevant taxation authority evidencing that the tax had been paid to that authority.

9.3	Tax credit

If, following any tax deduction as is referred to in Clause 9.2 from any payment by the Borrower, the recipient of that payment shall receive or be granted a credit against or remission for any taxes payable by it, such recipient shall, subject to the Borrower having made any increased payment in accordance with Clause 9.2.3 and to the extent that such recipient can do so without prejudicing the retention of the amount of such credit or remission and without prejudice to the right of such recipient to obtain any other relief or allowance which may be available to it, reimburse the Borrower with such amount as such recipient shall in its absolute discretion certify to be the proportion of such credit or remission as will leave it (after such reimbursement) in no worse position than it would have been in had there been no such deduction or withholding from the payment to such recipient as aforesaid. Such reimbursement shall be made forthwith upon the recipient certifying that the amount of such credit or remission has been received by it. Nothing contained in this Agreement shall oblige any Bank to rearrange its tax affairs or to disclose any information regarding its tax affairs and computations. Without prejudice to the generality of the foregoing, the Borrower shall not by virtue of this Clause 9.3 be entitled to enquire about the tax affairs of any Bank.

9.4	Double tax treaties

Where the Borrower is or may be obliged to withhold tax from any payment to a Bank under this Agreement or any other Finance Document and its obligation to withhold such tax may be eliminated or reduced under any applicable double taxation agreement or treaty, the relevant Bank will promptly comply with all appropriate formalities required to be performed by it under such double taxation agreement or treaty (save as may depend on action being taken by a third party which has not been taken) so that it can receive the relevant payments from the Borrower without deduction of such tax or with deduction at the reduced level permitted by such double taxation agreement or treaty.

9.5	VAT

All amounts expressed to be payable under a Finance Document by any party to a Bank shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Bank to any party in connection with a Finance Document, that party shall pay to the Bank (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT.

Where a Finance Document requires any party to reimburse a Bank for any costs or expenses, that party shall also at the same time pay and indemnify such Bank against all VAT incurred by the Bank in respect of those costs or expenses to the extent that the Bank reasonably determines that it is not entitled to credit or repayment of the VAT.

10.	REPRESENTATIONS AND WARRANTIES

10.1	Date of representations and warranties

The Borrower represents and warrants that the following matters are true at the date of this Agreement.

10.2	Existence, listing, powers, compliance and solvency

The Borrower:

10.2.1	is a limited liability company duly incorporated and validly existing in goodstanding under the laws of, and has the centre of its main interests in, Belgium;

10.2.2	is listed on the First Market of Euronext Brussels;

10.2.3	has full power to own its property and assets and to carry on its business as it is now being conducted;

10.2.4	has complied with all statutory and other requirements relative to its business;

10.2.5	is solvent and not in liquidation or administration or subject to any other insolvency procedure, and no receiver, administrative receiver, administrator, liquidator, trustee or analogous officer has been appointed in respect of it or all or any part of its assets.

10.3	Capacity and authorisation

The entry into and performance by the Borrower of this Agreement, the Master Agreements and the other Finance Documents to which it is (or is to become) a party are within the corporate powers of the Borrower and have been duly authorised by all necessary corporate actions and approvals and no limitation on its powers will be exceeded as a result of the borrowings made or other liabilities incurred under this Agreement. In entering into this Agreement, the Master Agreements and the other relevant Finance Documents the Borrower is acting on its own account and not as agent or nominee of any person.

10.4	No contravention of laws or contractual restrictions

The entry into and performance by the Borrower of this Agreement, the Master Agreements and the other Finance Documents to which it is (or is to become) a party do not and will not:

10.4.1	contravene in any respect the constitutional documents of the Borrower or any law, regulation or contractual restriction binding on the Borrower or any of its assets; or

10.4.2	result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) on any of its assets in favour of any party.

10.5	Licences and approvals in force

All licences, authorisations, approvals and consents necessary for the entry into, performance, validity, enforceability or admissibility in evidence of this Agreement, the Master Agreements and the other Finance Documents have been obtained and are in full force and effect and there has been no breach of any condition or restriction imposed in this respect.

10.6	Validity and enforceability

When duly executed and delivered, and where applicable registered, each of the Finance Documents and the Master Agreements will:

10.6.1	constitute the legal, valid and binding obligations of each Obligor which is a party thereto enforceable against such Obligor in accordance with its terms; and

10.6.2	(to the extent that by its terms it purports to do so) create a legal, valid and binding first priority Encumbrance in accordance with its terms over all the assets to which by its terms it relates, except insofar as enforcement may be limited by any applicable laws relating to bankruptcy, insolvency, administration and similar laws affecting creditors’ rights generally and by principles of equity.

10.7	No third party Encumbrances; title

At the time of execution of each Finance Document, no third party will have any Encumbrance (other than a Permitted Encumbrance) on any asset over which an Encumbrance is to be created pursuant to that Finance Document and the Obligor entering into that Finance Document will be the sole and absolute legal and beneficial owner of that asset.

10.8	No litigation current or pending

No litigation, arbitration, tax claim or administrative proceeding involving the Borrower is current or pending or (to the knowledge of the Borrower) threatened or likely to commence or be taken, which would potentially have a Material Adverse Effect.

10.9	No defaults

10.9.1	No Event of Default or Potential Event of Default is continuing or might reasonably be expected to result from the advance of the Total Commitments or any part thereof.

10.9.2	The Borrower is not in default under any other agreement where such default would have a Material Adverse Effect.

10.10	Truth of financial and other information

All factual information furnished in writing to any Bank by or on behalf of the Borrower in connection with the negotiation and preparation of this Agreement and the other Finance Documents was (when given) true and correct in all material respects and there are no other facts or considerations the omission of which would render any such information materially misleading.

10.11	No liability to deduction or withholding; no registration taxes

All payments to be made by the Borrower under this Agreement, the Master Agreements and the other Finance Documents may be made free and clear of and without deduction or withholding for or on account of any taxes, and neither this Agreement nor any other Finance Document is liable to any registration charge or any stamp, documentary or similar taxes imposed by any authority, including without limitation, in connection with its admissibility in evidence.

10.12	Tax compliance

The Borrower has complied in all material respects with all relevant tax laws and regulations applicable to it and its business.

10.13	Pari passu obligations

The payment obligations of the Borrower under this Agreement, the Master Agreements and the other Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

10.14	Environmental matters

Except as may have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Agent:

10.14.1	the Borrower has complied with the provisions of all Environmental Laws;

10.14.2	the Borrower has obtained all Environmental Approvals and is in compliance with all Environmental Approvals;

10.14.3	the Borrower has not received notice of any Environmental Claim that alleges that it is not in compliance with any Environmental Law or any Environmental Approval;

10.14.4	there is no Environmental Claim pending or, to the best of the Borrower’s knowledge and belief (having made due enquiry), threatened against the Borrower or any Relevant Ship; and

10.14.5	no Environmental Incident which could or might give rise to any Environmental Claim has occurred.

10.15	No money laundering

In relation to the utilisation by the Borrower of the facility granted to it under this Agreement, the performance and discharge of its obligations and liabilities under the Finance Documents to which it is a party, and the transactions and other arrangements effected or contemplated by the Finance Documents to which it is a party, the Borrower confirms that it is acting for its own account and that the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive 2005/60/EC of the European Parliament and of the Council of the European Union of 26 October 2005).

11.	GENERAL UNDERTAKINGS

11.1	Duration of undertakings

The undertakings in this Clause 11 shall remain in force from the date of this Agreement to the end of the Security Period.

11.2	Maintenance of status; listing

The Borrower:

11.2.1	shall maintain its separate corporate existence as a limited liability company under the laws of Belgium;

11.2.2	shall not, without the prior consent of the Agent, change its name;

11.2.3	shall maintain its listing on the First Market of Euronext Brussels or another reputable international stock exchange;

11.2.4	shall not, without the prior consent of the Majority Lenders, change its place of incorporation or domicile or alter its legal status as a limited liability company.

11.3	Consents

The Borrower shall obtain and maintain in force, and promptly upon the Agent’s request furnish certified copies to the Agent of, all licences, authorisations, approvals and consents, and do all other acts and things, which may from time to time be necessary or desirable for the continued due performance of its obligations under the Finance Documents and the Master Agreements or which may be required for the validity, enforceability or admissibility in evidence of the Finance Documents and the Master Agreements.

11.4	Pari passu obligations

The Borrower shall ensure that its obligations under the Finance Documents and the Master Agreements rank at least pari passu with all its other present, future and/or contingent unsecured and unsubordinated obligations.

11.5	Conduct of business

The Borrower shall conduct its business in a proper and efficient manner in compliance with its constitutional documents and all relevant applicable laws and regulations (including, without limitation, all relevant Environmental Laws) and notify the Agent immediately upon becoming aware of any breach of any such law or regulation.

11.6	Payment of taxes

The Borrower shall pay all taxes, assessments and other governmental charges as they fall due, except to the extent that it is contesting them in good faith by appropriate proceedings and has set aside adequate reserves for their payment if those proceedings fail.

11.7	Books of account

The Borrower shall keep proper books of account in respect of its business in accordance with IFRS consistently applied and, whenever so requested by the Agent, make them available for inspection by or on behalf of the Agent.

11.8	Execution of Charter Assignments

The Borrower undertakes to procure that, promptly after the execution of a Long Term Charter, it will:

11.8.1	execute a Charter Assignment in favour of the Security Trustee in respect of that Long Term Charter (unless, despite the commercially reasonable efforts of the Borrower, that Long Term Charter can only be assigned with the consent of the relevant charterer and the Borrower is unable to obtain the charterer’s consent to the assignment); and

11.8.2	subject to Clause 11.8.1, give notice of the Charter Assignment to the relevant charterer in the form required by the Charter Assignment and use its commercially reasonable efforts to obtain the charterer’s acknowledgment thereto in the form required by the Charter Assignment).

11.9	Earnings Account

The Borrower undertakes to procure that, with effect from the Initial Borrowing Date and throughout the remainder of the Security Period, unless and until the Security Trustee shall otherwise direct in accordance with the Account Security Deed, all Earnings due to the Borrower in respect of the Vessels shall be paid and credited to the Earnings Account.

Unless and until an Event of Default has occurred and is continuing (in which case such moneys shall be applied in accordance with the Account Security Deed), the Borrower shall be entitled to withdraw any and all moneys from time to time credited to the Earnings Account.

11.10	Restriction on disposals

Except as contemplated by Clause 15.2.4 and any other relevant provision of this Agreement, the Borrower shall not, without the prior consent of the Majority Lenders transfer, lease or otherwise dispose of all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not except in the usual course of its business and for fair market value.

11.11	Incurrence of Financial Indebtedness

The Borrower shall not, without the prior consent of the Majority Lenders, incur any Financial Indebtedness or grant any guarantee in respect of Financial Indebtedness if, as a result of incurring that Financial Indebtedness or incurring the contingent liability under that guarantee (as assessed in accordance with IFRS), an Event of Default would occur, or one or more of the financial covenants in respect of the Group set out in Clause 13.1 would be breached, on the date of such incurrence.

11.12	Negative pledge

The Borrower shall not, without the prior consent of the Majority Lenders, create or permit to exist any Encumbrance (other than a Permitted Encumbrance) over any Charged Property, whether present or future (provided that where any such Encumbrance arises in the ordinary course of business, the Borrower shall as soon as practicably possible discharge it).

11.13	Restriction on dividends

The Borrower shall not declare or pay any dividend, or make any distribution of any kind or character (whether in cash, property or securities), in respect of any class of the Borrower’s share capital to the holders thereof, or purchase or otherwise acquire any share capital of the Borrower, except as follows:

11.13.1	payments of aggregate dividends on a semi-annual basis of up to 50% of its semiannual net income; or

11.13.2	payments of aggregate dividends exceeding 50% of its annual net income where such payments have been approved by the Majority Lenders provided always that no dividend may be paid if:

(a)	an Event of Default or Potential Event of Default has occurred or will occur as a result of the payment of that dividend; or

(b)	one or more of the financial covenants in respect of the Group set out in Clause 13.1 has been breached or will be breached as a result of the payment of that dividend.

11.14	No mergers or demergers

The Borrower shall not, without the prior consent of the Majority Lenders, consolidate, amalgamate or merge with any other entity or demerge or enter into any form of reconstruction or reorganisation or do anything analogous thereto which has or could reasonably be expected to have a Material Adverse Effect.

11.15	No change to financial year

The Borrower shall not, without the prior consent of the Majority Lenders, alter or extend its financial year for the purposes of the preparation of its accounts.

11.16	No change of business

The Borrower shall not, without the prior consent of the Majority Lenders, make or permit to be made any substantial change to the general nature of its business from that permitted to be carried out under its articles of association as in force at the date of this Agreement.

11.17	Restriction on undertakings with affiliates

The Borrower shall not, without the prior consent of the Majority Lenders, undertake any transaction with any person, company or other entity which is an affiliate of the Borrower (other than another member of the Group) unless such transaction is conducted at arm’s length on normal commercial terms.

12.	INFORMATION UNDERTAKINGS

12.1	Duration of undertakings

The undertakings in this Clause 12 shall remain in force from the date of this Agreement to the end of the Security Period.

12.2	Financial information

The Borrower shall, to the extent that the Agent is unable to obtain copies from the Borrower’s website, provide to the Agent:

12.2.1	as soon as possible, but in no event later than 120 days after the end of each financial year of the Borrower, the audited consolidated accounts of the Group for that financial year, prepared in accordance with IFRS;

12.2.2	as soon as possible, but in no event later than 75 days after the end of each financial half-year of the Borrower, the consolidated accounts of the Group for that financial half-year, prepared in accordance with IFRS, subjected to a limited audit and certified to their correctness by the chief financial officer of the Borrower;

12.2.3	as soon as possible, but in no event later than 60 days after the end of each quarter in each financial year of the Borrower, the Borrower’s press release which shall include its unaudited quarterly income statement for that relevant quarter certified as to their correctness by the chief financial officer of the Borrower;

12.2.4	together with the audited consolidated accounts referred to in Clauses 12.2.1 and 12.2.2:

(a)	a Compliance Certificate evidencing that as at that date the Borrower is in compliance with all of the financial covenants in respect of the Group as set out in Clause 13.1 and that there is no security shortfall under Clause 16.2 (or, if not, showing in either case the amount of any shortfall); and

(b)	copies of the valuations of the Vessels obtained by the Borrower in accordance with Clause 16.1 from any two Approved Shipbrokers not earlier than 30 days before the date of such Compliance Certificate;

12.2.5	as soon as possible, but in no event later than 120 days after the end of each financial year of the Borrower, a financial projection for the Borrower and the Group for the next 3 years in a format which is acceptable to the Borrower;

12.2.6	promptly, such further information in the possession or control of the Borrower regarding the financial condition and operations of the Group as the Agent may reasonably request.

12.3	Notification of material litigation

The Borrower shall inform the Agent promptly of any litigation, arbitration, tax claim or administrative proceeding instituted or (to its knowledge) threatened and of any other occurrence of which it becomes aware which has or could reasonably be expected to have a Material Adverse Effect.

12.4	Notification of default

The Borrower shall promptly after the happening of any Event of Default or a Potential Event of Default, notify the Agent of that event and of the steps (if any) which are being taken to remedy it.

12.5	Inspection of books and records

The Borrower shall permit one or more representatives of the Agent, at the request of the Agent, to have reasonable access to its books and records and to inspect the same during normal business hours at its offices upon reasonable prior written notice.

12.6	“Know your customer” checks

The Borrower shall provide the Agent with any information requested by any Bank in order for that Bank to comply with any anti-money laundering or “know your customer” legislation, regulation or procedures applicable to it from time to time.

12.7	Provision of further information

The Borrower shall promptly provide the Agent with such other financial and other information concerning itself and its affairs as the Agent may from time to time reasonably require.

13.	FINANCIAL COVENANTS

13.1	Covenants

The Borrower shall ensure that at all times during the Security Period:

13.1.1	Current Assets exceed Current Liabilities;

13.1.2	Free Liquid Assets are not less than the higher of:

(a)	$50,000,000; and

(b)	5% of the Total Indebtedness;

13.1.3	the aggregate amount of cash is not less than $30,000,000; and

13.1.4	the ratio of Stockholders’ Equity to Total Assets is not less than 30%.

13.2	Notice of breach

The Borrower shall notify the Agent in writing immediately upon becoming aware of a breach of any of the financial covenants set out in Clause 13.1.

13.3	Definitions of financial terms

For the purposes of this Clause 13:

“Available Facilities” means, at any date of determination under this Agreement, the aggregate undrawn amount of any committed loan or overdraft facilities available to the Borrower or any other member of the Group having a maturity of at least 6 months from that date of determination (including the Facilities provided under this Agreement);

“Current Assets” means, at any date of determination under this Agreement, the amount of the current assets of the Group determined on a consolidated basis in accordance with IFRS as in effect on the date of this Agreement and as shown in the Latest Balance Sheet and including any amounts available under committed credit lines having maturities of more than 12 months;

“Current Liabilities” means, at any date of determination under this Agreement, the amount of the current liabilities of the Group determined on a consolidated basis in accordance with IFRS as in effect on the date of this Agreement and as shown in the Latest Balance Sheet;

“Free Liquid Assets” means, at any date of determination under this Agreement, the aggregate amount of cash (which, for the avoidance of doubt, shall include cash on debt reserve accounts or other accounts having the same effect), cash equivalents and Available Facilities of the Group determined on a consolidated basis in accordance with IFRS as in effect on date of this Agreement and as shown in the Latest Balance Sheet but excluding any of those assets subject to an Encumbrance (other than an Encumbrance in favour of the Security Trustee pursuant to this Agreement) at any time;

“Latest Balance Sheet” means, at any date, the consolidated balance sheet of the Group most recently delivered to the Agent pursuant to Clause 12.2 and/or most recently publicly available;

“Stockholders’ Equity” means, at any date of determination under this Agreement, the amount of the capital and reserves of the Group determined on a consolidated basis in accordance with IFRS as in effect on the date of this Agreement and as shown in the Latest Balance Sheet;

“Total Assets” means, at any date of determination under this Agreement, the amount of the total assets of the Group determined on a consolidated basis in accordance with IFRS as in effect on the date of this Agreement and as shown in the Latest Balance Sheet; and

“Total Indebtedness” means, at any date of determination under this Agreement, the amount of long-term loans (including finance leases, bank loans and other long-term loans) and short-term loans of the Group determined on a consolidated basis in accordance with IFRS as in effect on the date of this Agreement and as shown in the Latest Balance Sheet.

14.	VESSEL UNDERTAKINGS - INSURANCE

14.1	Duration of undertakings

The Borrower undertakes to the Security Trustee to comply with the undertakings contained in this Clause 14 at all times from the Initial Borrowing Date until the end of the Security Period.

14.2	Obligatory Insurances

The Borrower undertakes in respect of the Vessels:

14.2.1	to effect and maintain sufficient insurances on and over each Vessel in respect of (a) hull and machinery, (ii) hull interest, (iii) freight interest, (iv) protection and indemnity (including oil pollution risks for each Vessel) and (v) war risks (including piracy, terrorism and confiscation);

14.2.2	to effect such insurances on each Vessel in Dollars and upon such terms as shall from time to time be reviewed by the Security Trustee, but in any event for not less than:

(a)	in the case of hull, machinery and equipment, marine and war risks, on an agreed value basis for whichever is the greater of (i) the market value of the relevant Vessel and (ii) such amount which, when aggregated with the corresponding insurances on the other Vessels, equals at least 125% of the aggregate amount of the Term Loan and the Revolving Advances, provided however that the amount of hull and machinery cover other than total loss only cover shall be equal to at least 70% of the market value of the Vessel; and

(b)	in the case of protection and indemnity risks (including pollution risks) for the full value and tonnage of the relevant Vessel, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry with a protection and indemnity association belonging to the International Group of Protection and Indemnity Associations;

14.2.3	to effect the Insurances through such brokers (the “approved insurance brokers”) and with such insurance companies, underwriters, war risks associations and/or protection and indemnity associations as shall from time to time be approved in writing by the Security Trustee (which approval shall not be unreasonably withheld);

14.2.4	to notify the Security Trustee, at least 10 days before the relevant policies or contracts expire, of the relevant brokers and/or insurance companies, underwriters, war risks association and/or protection and indemnity association through and with whom the Insurances for each Vessel are expected to be renewed;

14.2.5	to renew the Insurances before the relevant policies or contracts expire, and to procure that the approved insurance brokers or insurers with which the Insurances for a Vessel are effected shall promptly confirm such renewal in writing to the Security Trustee and inform the Security Trustee of the terms and conditions thereof, as and when the same occurs;

14.2.6	punctually to pay all premiums, calls, contributions or other sums in respect of the Insurances and to produce all relevant receipts when so reasonably required by the Security Trustee;

14.2.7	to arrange for the execution of such guarantees as may from time to time be required by any protection and indemnity or war risks association (if applicable) for or for the continuance of a Vessel’s entry;

14.2.8	to procure that notice of assignment to the Security Trustee in respect of each Vessel signed by the Borrower is duly endorsed upon all slips, cover notes, policies, certificates of entry or other instruments of insurance issued or to be issued in connection with the Insurances for that Vessel, together with a loss payable clause, in each case in such form as may be required by the Security Trustee, all in accordance with usual industry practice;

14.2.9	to procure that all such instruments of insurance referred to in Clause 14.2.8 as are effected through the approved insurance brokers shall be deposited with the approved insurance brokers, and that such brokers shall furnish the Security Trustee with pro forma copies and a letter or letters of undertaking in such form as the Security Trustee may reasonably require having regard to the then current market practice;

14.2.10	to procure that the protection and indemnity association and/or war risks association (if applicable) in which each Vessel is entered shall furnish the Security Trustee with a certified copy of the certificate of entry for the relevant Vessel and a letter or letters of undertaking in such form as may be required by the Security Trustee together with a certified copy of each certificate of financial responsibility for pollution by oil or other substances in relation to the Vessel;

14.2.11	without prejudice to the generality of Clauses 14.2.9 and 14.2.10, if any of the Insurances form part of a fleet cover, to use its reasonable endeavours (having regard to then current market practice including the practice prescribed by the Lloyds Insurance Brokers’ Committee and/or any other professional association of which the approved insurance brokers are members) to procure that the approved insurance brokers shall undertake to the Security Trustee that they shall neither set off against any claim in respect of any Vessel any premiums or calls due in respect of any other vessel or in respect of other insurances nor cancel any of the Insurances by reason of non payment of premiums or calls due in respect of any other vessel or in respect of other insurances;

14.2.12	to comply with all the requirements from time to time applicable to the Insurances, and not to make, do, consent or agree to any act or omission which would or might render any such instrument of insurance invalid, void, voidable or unenforceable or subject to any material exclusion or qualification or which would render any sum payable under them repayable in whole or in part;

14.2.13	not to employ any Vessel, or suffer any Vessel to be employed, otherwise than in conformity with the terms of the said instruments of insurance (including any express or implied warranties they contain), without first obtaining the insurers’ consent to such other employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe, or arranging for additional insurances;

14.2.14	to apply all sums received in respect of the Insurances in accordance with the Finance Documents for the purpose of making good the loss and repairing the damage in respect of which those sums have been received;

14.2.15	not to alter any of the terms of any of the instruments of insurance referred to in Clause 14.2.8 if, as a result of such alteration, the position of the Banks would be materially adversely affected;

14.2.16	not without the prior written consent of the Security Trustee (such consent not to be unreasonably withheld) to settle, compromise or abandon any claim under the Insurances in respect of any Vessel for a Total Loss or a Major Casualty;

14.2.17	to do all things necessary and provide the Security Trustee with all relevant documents, evidence and information as the Security Trustee may require to enable the Security Trustee to collect or recover any moneys in respect of the Insurances which are payable to the Security Trustee pursuant to the Finance Documents;

14.2.18	to provide the Security Trustee, upon its reasonable request, with copies of all communications of a material nature between the Borrower and the approved insurance brokers or (as the case may be) approved associations relating to the Insurances of the Vessels in relation to:

(a)	any material condition, qualification or exclusion applicable to those Insurances;

(b)	any actual or potential suspension of any of those Insurances;

(c)	payment of premiums and calls and performance by the Borrower of its other material obligations in respect of those Insurances;

14.2.19	to make or procure that the managers of each Vessel shall make such quarterly voyage declarations as may be required from time to time in accordance with the Insurances, especially in order to maintain cover for trading in and to the United States of America and the Exclusive Economic Zone (as defined in the United States of America Oil Pollution Act 1990) and shall on request supply the Security Trustee with copies thereof.

14.3	MII and MAP Cover

The Borrower undertakes to pay to the Security Trustee on demand all reasonable premiums and other amounts reasonably payable by the Security Trustee in effecting and maintaining on behalf of the Security Trustee a mortgagee’s interest insurance policy and a mortgagee’s interest additional perils (pollution) policy in respect of the Vessels in such amount and on such terms and conditions as the Security Trustee shall deem appropriate after consulting with the Borrower.

Notwithstanding the above, if at any time before the date on which the Security Trustee requires any insurances of the nature referred to in this Clause 14.3 to be effected, the Borrower can demonstrate that a firm of approved insurance brokers is able to arrange those insurances upon the same terms, before that date, for a price lower than that for which any firm of insurance brokers nominated by the Security Trustee is prepared to arrange those insurances, with a scope of coverage and with underwriters acceptable to the Security Trustee, the Security Trustee shall not unreasonably refuse to effect those insurances through that firm of insurance brokers so nominated by the Borrower, but only if that firm of insurance brokers will enter into such agreements with the Security Trustee as it may require taking into account the identity of that firm of insurance brokers.

15.	VESSEL UNDERTAKINGS - OPERATION AND MAINTENANCE

15.1	Duration of undertakings

The Borrower undertakes to the Security Trustee to comply with the undertakings contained in this Clause 15 at all times from the Initial Borrowing Date until the end of the Security Period, provided that at any time after a Total Loss Event has occurred and is continuing in relation to a Vessel the Borrower shall not be obliged to perform any of its undertakings under this Clause 15 in respect of that Vessel to the extent that it would be impossible or impractical for it to do so.

15.2	Ownership and registration

The Borrower undertakes:

15.2.1	to keep each Vessel registered under the laws and flag of its Approved Flag State and not to do or suffer to be done anything by which that registration may be forfeited or imperilled;

15.2.2	not to change the port of registration of any Vessel without the prior written consent of the Security Trustee (such consent not to be unreasonably withheld);

15.2.3	to inform the Security Trustee in advance of any change to the name of any Vessel;

15.2.4	unless the Relevant Portion of the Term Loan and the Revolving Advances is prepaid in accordance with Clause 6.4 upon the completion of that sale, not to sell or agree to sell a Vessel or any share in a Vessel without the prior written consent of the Security Trustee.

15.3	Classification, repair and surveys

The Borrower undertakes:

15.3.1	to procure that each Vessel is kept in a good and seaworthy state of repair, so as to maintain the highest class with its Classification Society free of overdue recommendations and conditions, and so as to comply with the provisions of all laws and all other regulations and requirements (statutory or otherwise) from time to time applicable to vessels registered at ports in its Approved Flag State;

15.3.2	to procure that each Vessel is submitted regularly to such periodical or other surveys as may be required for classification and regulatory purposes and, if so required by the Security Trustee, to procure that the Security Trustee is supplied with copies of all survey reports and class and other certificates issued in this respect;

15.3.3	to procure that all repairs to or replacement of any damaged, worn or lost parts or equipment shall be effected in accordance with the rules and requirements of the Classification Society in such manner (both as regards workmanship and quality of materials) as not to diminish the value of any Vessel;

15.3.4	not to remove any material part of any Vessel, or any item of equipment installed on it, unless the part or item so removed is promptly replaced by a suitable part or item which (a) is in the same condition as or better condition than the part or item removed, (b) is free from any Encumbrance (other than a Permitted Encumbrance) or right in favour of any person other than the Security Trustee and (c) becomes on installation on the relevant Vessel the property of the Borrower and subject to the security constituted by the relevant Mortgage in respect of that Vessel, provided that the Borrower may install and remove equipment owned by a third party if the equipment can be removed without any risk of damage to the relevant Vessel;

15.3.5	except as required by law or by the Classification Society, not without the prior written consent of the Security Trustee, to cause or permit to be made any substantial change in the structure, type or performance characteristics of any Vessel which would materially and adversely affect the value of that Vessel.

15.4	Management

The Borrower undertakes:

15.4.1	to procure that at all times each Vessel is managed only by its Manager on the terms of the relevant Management Agreement;

15.4.2	not, without the prior written consent of the Security Trustee (which shall not be unreasonably withheld or delayed), to amend the Management Agreement in respect of any Vessel in any material respect or to terminate or suffer the termination of any such appointment or to appoint or suffer the appointment of any other managers for that Vessel; and

15.4.3	to procure that on or before the Initial Borrowing Date (or, if later, the date of its appointment) the relevant Manager executes and delivers to the Security Trustee a Manager’s Undertaking in respect of each Vessel managed by it.

15.5	Employment

The Borrower undertakes:

15.5.1	not to employ any Vessel, or suffer any Vessel to be employed:

(a)	in any trade or business which is forbidden by the law of its Approved Flag State or of any country to which that Vessel may sail, or which is otherwise illicit;

(b)	in carrying illicit or prohibited goods, or in any manner whatsoever which may render her liable to condemnation in a Prize Court or to destruction, seizure or confiscation;

(c)	in the event of hostilities in any part of the world (whether war be declared or not), in carrying any contraband goods, nor to enter or trade to any zone which is declared a war zone by that Vessel’s war risks insurers unless the Borrower has effected, at its own expense, special insurance cover for the Vessel in relation thereto;

15.5.2	fully to perform its own obligations under each Long Term Charter in respect of each Vessel;

15.5.3	not, without the prior written consent of the Security Trustee, to let or employ any Vessel on demise charter;

15.5.4	not to employ or permit any member of a Vessel’s crew to be employed in breach of the International Transport Worker’s Federation (ITF) rules and regulations.

15.6	Inspection; access to records

The Borrower undertakes to procure that the Security Trustee or any representative of the Security Trustee is permitted:

15.6.1	without affecting the relevant Vessel’s daily operations, to board each Vessel at all reasonable times for the purpose of inspecting her condition or satisfying itself as to proposed or executed repairs, and to afford all proper facilities for such inspections (which inspections shall be at the cost of the Borrower up to a maximum of one inspection per Vessel per calendar year, provided that following the occurrence of an Event of Default which is continuing, all inspections shall be at the cost of the Borrower); and

15.6.2	at any time after the Borrower has failed to supply such information in accordance with Clause 15.7, with prior notice to the Borrower, to obtain information about each Vessel and her condition from her Classification Society and the relevant regulatory authorities, to have access to the records of each Vessel maintained by her Classification Society and such authorities and otherwise to communicate direct with each of them as if the Security Trustee were the owner of the relevant Vessel.

15.7	Information

The Borrower undertakes:

15.7.1	as soon as practically possible to furnish the Security Trustee, when so reasonably required by it in writing, with a copy of the classification certificate issued by the relevant Classification Society for any Vessel, all such reasonable information regarding any Vessel, her employment, position and engagements, particulars of all towages and salvages and copies of all charters and other contracts for her employment or otherwise howsoever concerning her and all such material information as shall be or ought to be supplied to the insurers of any Vessel;

15.7.2	to notify the Security Trustee immediately upon its becoming aware of:

(a)	any accident to a Vessel or incident which is or is likely to be a Major Casualty;

(b)	any occurrence resulting in a Vessel becoming or being likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or the relevant Classification Society, or by any competent authority, in respect of a Vessel which is not complied with within any time limit imposed by that insurer, Classification Society or authority;

(d)	any arrest of a Vessel, or the exercise or purported exercise of any lien on a Vessel or her Earnings or any requisition of a Vessel for hire;

(e)	any hijacking or theft (or attempted hijacking or theft) of a Vessel;

(f)	any other matter, event or incident, actual or threatened, the effect of which will or may lead to the ISM Code or the ISPS Code not being complied with by the Borrower or the relevant Manager or otherwise in connection with a Vessel.

15.8	Discharge of debts; avoidance of liens

The Borrower undertakes:

15.8.1	unless the same is being contested in good faith by the Borrower, as soon as practically possible to pay and discharge or secure all debts, damages and liabilities whatsoever which the Borrower shall have been called upon to pay, discharge or secure and which have given, or may give, rise to maritime or possessory liens on or claims enforceable against any Vessel;

15.8.2	unless the same is being contested in good faith by the Borrower, in the event of arrest of a Vessel pursuant to legal process, or in the event of her detention in exercise or purported exercise of any such lien, to procure the release of the Vessel from such arrest or detention within 30 days (or such longer period as may be agreed by the Lenders) of receiving notice of the same by providing bail or otherwise as the circumstances may require;

15.8.3	not without the previous consent in writing of the Security Trustee (as directed by the Majority Lenders) to create or suffer the creation of an Encumbrance (other than a Permitted Encumbrance) over or in respect of any Vessel or any share in any Vessel;

15.8.4	not without the previous consent in writing of the Security Trustee (as directed by the Majority Lenders) to put or suffer any Vessel to be put into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed $5,000,000 (or the equivalent in any other currency) unless either:

(a)	the cost of that work is fully recoverable under the Insurances of the relevant Vessel; or

(b)	that person has first given to the Security Trustee in terms satisfactory to the Security Trustee a written undertaking not to exercise any lien on the Vessel or her Earnings for the cost of that work or otherwise; or

(c)	the Borrower has established to the reasonable satisfaction of the Security Trustee that it has sufficient funds to pay for the cost of that work.

15.9	Perfection of Mortgage

The Borrower undertakes in respect of each Vessel:

15.9.1	to place, and at all times and places to retain, a properly certified copy of the relevant Mortgage on board the Vessel with her papers, and to cause such certified copy and such papers to be exhibited to any and all persons having business with the Vessel which might give rise to any lien on it other than liens for crew’s wages and salvage and to any representative of the Security Trustee and keep prominently displayed in the chart room and in the Master’s cabin of the Vessel a framed notice in plain type, reading as follows (or in such other form as the Security Trustee may reasonably require having regard to the laws of the relevant Approved Flag State):

                         “NOTICE OF MORTGAGE

This Vessel is subject to a First Priority Mortgage in favour of Nordea Bank Norge ASA as agent and trustee for and on behalf of itself and certain other banks and financial institutions. Under the terms of the said Mortgage neither the Borrower, any charterer, the Master of this Vessel nor any other person has any right, power or authority to create, incur or permit to be imposed upon this Vessel any lien whatsoever other than for crew’s wages and salvage”;

15.9.2	to comply with and satisfy all pertinent requirements and formalities to perfect and maintain the relevant Mortgage as a legal, valid and enforceable first priority mortgage over the Vessel.

15.10	Environmental undertakings

The Borrower undertakes:

15.10.1	to notify the Security Trustee immediately upon its becoming aware of the occurrence of:

(a)	any Environmental Claim against the Borrower or any Relevant Ship; or

(b)	any Environmental Incident which would potentially give rise to any Environmental Claim;

which, in either case, has affected or could affect the interests of the Banks in a materially adverse way, and to keep the Security Trustee advised in writing on such regular basis and in such detail as the Security Trustee shall reasonably require of the nature of that Environmental Claim or Environmental Incident and the Borrower’s proposed and actual response thereto;

15.10.2	to comply with and procure that its affiliates comply with all Environmental Laws including, without limitation, requirements relating to manning and establishment of financial responsibility, and to obtain and comply with, and procure that all such affiliates obtain and comply with, all Environmental Approvals;

15.10.3	to ensure that each Vessel is, at all times, equipped and accredited with any required trading documentation and/or authorisations necessary to legitimise the entry of the Vessel into the waters of any relevant jurisdiction. Such trading documentation and authorisations shall include, amongst other things, valid certification under the International Convention on Civil Liability for Oil Pollution Damage (as amended) and the International Convention on Civil Liability for Bunker Oil Pollution Damage, a valid US Coast Guard certificate of financial responsibility (water pollution), a valid certificate from any US state that requires a state equivalent of a certificate of financial responsibility, a vessel classification certificate and any other credentials as might be, or may come to be, required. Copies of such trading documentation and/or authorisations shall be made available to the Security Trustee as and when requested.

15.11	ISM Code and ISPS Code

The Borrower undertakes to comply, and procure compliance by the relevant Manager and any other operator of each Vessel, with:

15.11.1	all provisions of the ISM Code including, without limitation, obtaining and maintaining in force at all times a valid Document of Compliance in relation to the company responsible for the Vessel’s compliance with the ISM Code under paragraph 1.1.2 of the ISM Code and a valid Safety Management Certificate in respect of the Vessel as required by the ISM Code; and

15.11.2

all provisions of the ISPS Code including, without limitation, obtaining and maintaining in force a valid International Ship Security Certificate in respect of the Vessel as required by the ISPS Code, and ensuring that the Vessel’s security system and its associated security equipment comply with the applicable requirements of Part A of the ISPS Code and of Chapter XI-2 of the Safety of Life at Sea Convention (SOLAS), and that an approved ship security plan is in place, and to procure that certified copies of all such certificates and other documents are provided promptly on demand to the Security Trustee.

16.	VALUATIONS AND ASSET PROTECTION

16.1	Valuations

The Borrower shall arrange at its own expense for valuations of each Vessel to be carried out on or about each date on which the Borrower is required to provide a Compliance Certificate to the Agent under Clause 12.2.4(a) (and at any other time that the Borrower deems appropriate) in order to determine her market value as at each such date. Such valuations shall be prepared:

16.1.1	without a physical inspection of the Vessel (at the discretion of the Agent) in Dollars on the basis of a sale for prompt delivery, charter-free, at arm’s length between a willing seller and a willing buyer;

16.1.2	by any two Approved Shipbrokers as the Borrower may from time to time select;

and the Fair Market Value of a Vessel shall be the mean average of those valuations, except that:

(a)	where a Vessel is subject to a Mortgage under which the amount recoverable is restricted to a registered maximum mortgage amount, the Fair Market Value of that Vessel shall be restricted to that mortgage amount if the valuation otherwise determined under this Clause 16.1 would be higher; and

(b)	where a Vessel becomes a Total Loss but the proceeds of the Insurances in respect of that Total Loss have not yet been applied in accordance with Clause 6.4, that Vessel shall be deemed to have a Fair Market Value equal to its insured value or, if lower, such amount as the Agent determines is reasonably expected to be received from the Vessel’s insurers in respect of the Total Loss.

Each such valuation shall be conclusive and binding on the Borrower and the Banks save in the case of manifest error.

16.2	Consequences of security shortfall

If the aggregate of (a) the Fair Market Values of the Vessels determined pursuant to Clause 16.1 and (b) the market value of any additional security previously provided under this Clause 16 is at any time less than 125% of the aggregate of the Term Loan and the Revolving Advances, the Borrower shall at its own discretion, as soon as possible but in any event not later than 30 days after a written demand by the Agent to make good that shortfall (as directed by the Majority Lenders), either:

16.2.1	provide additional security over cash deposits and/or such other assets and in such form as is acceptable to the Majority Lenders where such cash deposits and/or other assets have an aggregate market value (after deducting the amount secured by any prior Encumbrances over such assets) at least equal to the shortfall; or

16.2.2	prepay such part of the Term Loan and/or the Revolving Advances (in the Borrower’s option) as will eliminate the shortfall in accordance with the relevant provisions of Clause 6.7; or

16.2.3	make good the shortfall by combining the provision of additional security under Clause 16.2.1 with a partial prepayment of the Term Loan and/or the Revolving Advances under Clause 16.2.2.

For the avoidance of doubt, any part of a Revolving Advance prepaid under this Clause 16.2 may be redrawn as long as the conditions precedents to drawdown set out in Clause 4.5 are satisfied.

16.3	Valuation of additional security

The market value of any additional security provided or to be provided under this Clause 16 shall be determined at the cost of the Borrower on such basis and by such independent valuers as the Borrower and the Agent may agree (or, in the absence of such agreement, on such basis and by such independent valuers as shall reasonably be selected by the Agent), subject to the following:

16.3.1	the value of any cash collateral in Dollars will be valued at its principal amount; and

16.3.2	any additional vessel will be valued in accordance with Clause 16.1.

16.4	Agent’s right to obtain valuations after Event of Default

If an Event of Default has occurred and is continuing, the Agent shall be entitled from time to time to obtain its own valuations of:

16.4.1	the Vessels or any additional vessel in accordance with Clause 16.1 from any two Approved Shipbrokers selected by the Agent; and/or

16.4.2	any other additional security in accordance with Clause 16.3 from such independent valuers as the Agent shall select,

and the Borrower shall reimburse the Agent on demand for the costs of each such valuation. The Borrower undertakes to provide, and shall procure that the Borrower provides, such assistance as the Agent shall require in connection with all valuations obtained by the Agent in accordance with this Clause 16.4.

17.	EVENTS OF DEFAULT

17.1	Defaults

Each of the following events or circumstances is an Event of Default:

17.1.1	Non-payment An Obligor does not pay on the due date any amount payable pursuant to the Finance Documents at the place and in the currency in which it is expressed to be payable or, in respect of moneys payable on demand, (unless otherwise specifically provided) within 3 Banking Days from the date of demand, unless the non-payment:

(a)	is caused by technical or administrative error and is remedied within 3 Banking Days of the due date; or

(b)	is caused by a Disruption Event and is remedied within 3 Banking Days of the due date.

17.1.2	Insurances Any Vessel is not, or ceases to be, insured in the relevant amount and on the relevant terms specified in Clause 14 or the Owner fails to comply with any of its other material (in the Agent’s reasonable opinion) obligations in respect of the Insurances.

17.1.3	Other obligations An Obligor does not comply with any provision of the Finance Documents other than those referred to in Clauses 17.1.1 and 17.1.2 provided that no Event of Default will occur under this Clause 17.1.3 if:

(a)	such failure to comply relates to a breach of the financial covenants set out in Clause 13.1 (in which case the mandatory prepayment provisions of Clause 6.6 shall apply but the breach shall not constitute an Event of Default); or

(b)	such failure to comply is capable of remedy (in the Agent’s reasonable opinion) and is remedied within 30 days of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply, whichever date occurs earlier.

17.1.4	Misrepresentation Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of an Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

17.1.5	Cross default

(a)	Any repayment of principal in respect of, or any payment of interest on, any Financial Indebtedness of an Obligor is not paid when due nor within any originally applicable grace period (unless the due date for payment thereof is rescheduled with the agreement of the relevant creditor before the expiry of any such grace period); or

(b)	any Financial Indebtedness of an Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described); or

(c)	any commitment to an Obligor for any Financial Indebtedness is cancelled by a creditor of that Obligor by reason of an event of default (however described); or

(d)	any Financial Indebtedness of an Obligor becomes capable of being declared due and payable prior to its specified maturity or any commitment to an Obligor for any Financial Indebtedness becomes capable of being cancelled in either case as a result of an event of default (however described) and the event giving rise to that event of default is not waived or remedied to the satisfaction of the relevant creditor within 30 days of its occurrence;

provided that no Event of Default will occur under this Clause 17.1.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than $10,000,000 (or its equivalent in any other currency or currencies).

17.1.6	Insolvency

(a)	An Obligor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with its creditors generally or any class of creditors with a view to rescheduling any of its indebtedness; or

(b)	the value of the assets of an Obligor is less than its liabilities (taking into account contingent and prospective liabilities); or

(c)	a moratorium is declared in respect of any indebtedness of an Obligor.

17.1.7	Insolvency proceedings Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor other than a solvent liquidation or reorganisation of an Obligor other than the Borrower; or

(b)	a composition, compromise, assignment or arrangement with any class of creditors of an Obligor; or

(c)	the appointment of a liquidator (other than in respect of a solvent liquidation of an Obligor other than the Borrower), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of an Obligor or any of its assets; or

(d)	enforcement of any Encumbrance over any assets of an Obligor,

or any analogous procedure or step is taken in any jurisdiction.

17.1.8	Creditors’ process Any expropriation, attachment, sequestration, distress or execution by a creditor affects any asset or assets of an Obligor having an aggregate value of at least $10,000,000 and is not discharged within 30 days (unless the same is capable of appeal and is being contested in good faith by the relevant Obligor, in which case, as long as the Obligor continues its appeal in good faith, it shall only be an Event of Default if such appeal fails and such expropriation, attachment, sequestration, distress or execution is not discharged within 30 days of the date on which the Obligor’s final appeal is dismissed).

17.1.9	Security imperilled Anything is done, suffered or omitted to be done or occurs which, in the reasonable opinion of the Majority Lenders, would in any way imperil the security created by the Finance Documents.

17.1.10	Change or cessation of business The Borrower ceases, or threatens to cease, to carry on its business, or a material part of its properties or assets is seized or nationalised, appropriated or compulsorily purchased by or under the authority of any government, and such cessation, disposal, seizure, nationalisation, appropriation or compulsory purchase, in the reasonable opinion of the Majority Lenders, does or would have a Material Adverse Effect.

17.1.11	Unlawfulness, impossibility or repudiation It becomes impossible or unlawful for an Obligor to fulfil any of its obligations under the Finance Documents, or for any Bank to exercise any of the rights vested in it by, or to enforce the security constituted by, the Finance Documents, or any of the Finance Documents for any reason becomes invalid or unenforceable or ceases to be in full force and effect or (save to the extent that it ranks behind a Permitted Encumbrance arising by operation of law) loses its first priority ranking or an Obligor repudiates any of the Finance Documents.

17.1.12	Revocation or modification of authorisations Any licence, approval, consent, authorisation or registration at any time necessary or desirable for the validity, enforceability or admissibility in evidence of the Finance Documents, or for an Obligor to comply with its obligations under them, or in connection with the ownership or operation of any Vessel, is revoked, withheld or expires, or is modified in what the Majority Lenders reasonably consider a material respect.

17.1.13	Breach of Environmental Law The Borrower fails to comply with any Environmental Law or any Environmental Approval or any Relevant Ship is involved in any incident which gives rise to an Environmental Claim if, in any such case, that non-compliance or incident or the consequences of it would, in the reasonable opinion of the Majority Lenders, have a Material Adverse Effect.

17.1.14	Material Adverse Change There is any Material Adverse Change.

17.2	Banks’ remedies

Upon the occurrence of an Event of Default and at any time whilst it is still continuing, without prejudice to any of the rights and remedies of the Agent and/or the other Banks under any of the other Finance Documents or otherwise:

17.2.1	the Agent may, and shall if so requested by the Majority Lenders, take any one or more of the following actions:

(a)	by written notice to the Borrower declare the Total Commitments of the Lenders cancelled, whereupon they shall be cancelled;

(b)	by written notice to the Borrower demand the immediate repayment of the Term Loan and Revolving Advances, all interest accrued thereon and all other Outstanding Indebtedness, whereupon such amount shall become immediately due and payable;

(c)	take steps to exercise the rights and remedies conferred upon the Agent and/or the other Banks by this Agreement and the other Finance Documents and exercisable on or after the occurrence of an Event of Default; and

17.2.2	the Security Trustee may, and shall if so requested by the Majority Lenders, take steps to enforce the security created by the Finance Documents and/or otherwise exercise the rights and remedies conferred on the Security Trustee by this Agreement and the other Finance Documents or otherwise under any applicable law and exercisable on or after the occurrence of an Event of Default.

18.	FEES, EXPENSES AND INDEMNITIES

18.1	Fees

The Borrower shall pay to the Agent:

18.1.1	quarterly in arrears on 31 March, 30 June, 30 September and 31 December and on the Initial Borrowing Date (or, if earlier, the date on which the Total Commitments are cancelled in full) during the period from the date of this Agreement until the Initial Borrowing Date (or such earlier date on which the Total Commitments are cancelled in full), for the account of the Lenders, a ticking fee computed at an annual rate equal to 35% of the Applicable Margin on the aggregate of the Total Term Commitments and the Total Revolving Commitments, for distribution to the Lenders pro rata in accordance with their Commitments;

18.1.2	quarterly in arrears on 31 March, 30 June, 30 September and 31 December and on the Maturity Date (or, if earlier, the date on which the Total Commitments are cancelled in full) during the period from the Initial Borrowing Date until the Maturity Date (or such earlier date on which the Total Commitments are cancelled in full), for the account of the Lenders, a commitment fee computed at an annual rate equal to 40% of the Applicable Margin on the Total Available Revolving Commitments, for distribution to the Lenders pro rata in accordance with their Revolving Commitments; and

18.1.3	on the date of this Agreement or as otherwise agreed, such other fees in such amounts as has been agreed in writing between the Agent and the Borrower in one or more fee letters dated on or before the date of this Agreement (each such fee to be for the account of the relevant Banks as specified in the fee letter applicable to it).

18.2	Indemnity against costs

The Borrower shall pay to the Agent on demand, and the Borrower shall indemnify and keep each Bank indemnified against, all costs, charges, expenses, claims, liabilities, losses, duties and fees (including, but not limited to, legal fees and expenses on a full indemnity basis) and taxes thereon suffered or reasonably incurred by that Bank:

18.2.1	in the negotiation, preparation, printing, execution and registration of this Agreement and the other Finance Documents;

18.2.2	in collating, monitoring and otherwise attending to the relevant conditions precedent to the Signing Date and to the Advances to be drawn on the Initial Borrowing Date;

18.2.3	in the enforcement or preservation or the attempted enforcement or preservation of any of the rights and powers of the Banks (or any of them) under this Agreement and the other Finance Documents or of the security constituted by the Finance Documents;

18.2.4	in connection with any actual or proposed amendment of or supplement to this Agreement or any other Finance Document, or with any request to the Banks (or any of them) to grant any consent or waiver in respect of any provision of this Agreement or any other Finance Document, whether or not it is given, provided that the Borrower shall not be liable to reimburse the costs of any legal advisers in respect of the matters referred to in Clauses 18.2.1 and 18.2.2 except the legal fees and disbursements of Holman Fenwick Willan LLP as counsel to the Agent and the fees and disbursements of the legal counsel who are to render opinions in respect of any of the Finance Documents or to deal with the preparation and/or registration of any of the Mortgages or other Finance Documents on behalf of the Agent.

18.3	Documentary taxes

The Borrower shall promptly pay all stamp duty, registration and other similar taxes payable on or by reference to any Finance Document and shall indemnify the Banks on the Agent’s written demand against any and all claims, expenses, liabilities and losses resulting from any failure or delay by the Borrower to pay any such duty or tax.

18.4	Tax indemnity

The Borrower shall indemnify each Bank on the Agent’s written demand against any loss, liability or cost suffered for or on account of tax by that Bank in respect of a Finance Document under any laws in effect (and as interpreted, administered and applied) at the date of this Agreement, except that the indemnity under this Clause 18.4 shall not apply:

18.4.1	with respect to any tax assessed on a Bank:

(a)	under the law of the jurisdiction in which that Bank is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Bank is treated as resident for tax purposes; or

(b)	under the law of the jurisdiction in which that Bank’s Lending Office is located in respect of amounts received or receivable in that jurisdiction,

if that tax is imposed on or calculated by reference to the overall net income received or receivable (but not any sum deemed to be received or receivable) by that Bank; or

18.4.2	to the extent a loss, liability or cost is compensated for by a payment under Clause 9.2; or

18.4.3	to the extent that Clause 24.12 applies.

For the avoidance of doubt, any loss, liability or cost suffered for or on account of tax by a Bank in respect of a Finance Document as a result of the introduction of, or any change in (or in the interpretation, administration or application of), any law or regulation after the date of this Agreement, or the compliance with any law or regulation made after the date of this Agreement, shall be indemnified in accordance with the provisions of Clause 18.7 which shall apply thereto.

18.5	Break costs and other general indemnities

The Borrower shall pay to the Agent on demand, and the Borrower shall indemnify each Bank against all Break Costs and any other actual losses, expenses or liabilities (as to the amount of which the Agent’s certificate shall be conclusive and binding upon the Borrower, except in case of manifest error) suffered or reasonably incurred by that Bank in connection with or as a result of:

18.5.1	an Advance not being drawn for any reason in full on the Drawdown Date specified in the relevant Notice of Drawdown, other than as a result of a default by that Bank;

18.5.2	any repayment or prepayment of the whole or any part of the Term Loan or any Revolving Advance being made on any date other than the last day of an Interest Period applicable to it;

18.5.3	any default in payment by the Borrower of any sum due under this Agreement and/or the other Finance Documents on its due date; or

18.5.4	the occurrence or continuance of an Event of Default and/or a Potential Event of Default.

18.6	Currency indemnity

If any sum due from the Borrower under this Agreement or any other Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of making or filing a claim or proof against the Borrower or obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Borrower shall as an independent obligation, within 3 Banking Days of demand, indemnify each Bank to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (a) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to that Bank at the time of its receipt of that Sum.

18.7	Increased costs

If, as result of the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the date of this Agreement or the compliance with any law or regulation made after the date of this Agreement, any Bank suffers or incurs an Increased Cost, it shall promptly notify the Agent upon becoming aware of that event, whereupon, subject to Clause 18.8 and Clause 24.12:

18.7.1	the Agent shall immediately notify the Borrower thereof;

18.7.2	the relevant Bank shall, following consultation with the Borrower, use all reasonable efforts within a period of 60 days from the date of the Agent’s notice under Clause 18.7.1(the “Remedy Period”) to avoid the effects of such event and in particular shall consider, subject to obtaining any necessary consents, transferring at par its rights and obligations under this Agreement to another legal entity approved by the Borrower not affected by such law or regulation;

18.7.3	if the relevant Bank, having used all reasonable efforts as required under Clause 18.7.2, is unable to avoid the effects of such event during the Remedy Period, the Borrower shall indemnify the relevant Bank against all Increased Costs suffered or incurred by that Bank or any of its affiliates by paying to the Agent for the account of the relevant Bank within 3 Banking Days of a demand by the Agent the amount of such Increased Costs so suffered or incurred from time to time as certified by that Bank to the Agent;

18.7.4	without prejudice to Clause 18.7.3, if the relevant Bank is a Lender, the Borrower shall have the right at any time (whether during or after the Remedy Period), upon giving 3 Banking Days notice to the Agent, to prepay that Lender’s Contribution or, to the extent permitted thereunder, to exercise its rights under Clause 24.14 in respect of that Lender.

18.8	Exceptions to increased costs provisions

Clause 18.7 does not apply to the extent any Increased Cost is:

18.8.1	compensated for by a payment under Clause 9.2 or Clause 18.4; or

18.8.2	compensated for by the payment of the Mandatory Cost; or

18.8.3	attributable to any tax assessed on a Bank:

(a)	under the law of the jurisdiction in which that Bank is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Bank is treated as resident for tax purposes; or

(b)	under the law of the jurisdiction in which that Bank’s Lending Office is located in respect of amounts received or receivable in that jurisdiction, if that tax is imposed on or calculated by reference to the overall net income received or receivable (but not any sum deemed to be received or receivable) by that Bank; or

18.8.4	attributable to the wilful breach by that Bank or its affiliates of any law or regulation; or

18.8.5	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Bank or any of its affiliates) but, for the avoidance of doubt, shall not include any amendment to Basel II taking account of or incorporating any measure from the Basel III Paper or any law or regulation implementing the Basel III Paper, in each case irrespective of whether the Basel III Paper is introduced by way of a separate framework, by way of one or more amendments to Basel II or by way of incorporation into Basel II.

For the purposes of this Clause 18.8, “Basel III Paper” means any of the agreements reached on 26 July 2010 and 12 September 2010 by the Groups of Governors and Heads of Supervision of the Basel Committee on Banking Supervision, the paper “The Basel Committee’s response to the financial crisis: report to the G20” published by the Basel Committee on Banking Supervision in October 2010, the documents “Basel III: A global regulatory framework for more resilient banks and banking systems” and “Basel III: International framework for liquidity risk measurement, standards and monitoring” both published by that committee in December 2010 or any follow-up agreement or paper from that committee.

18.9	Survival of indemnities

The indemnities contained in this Agreement and the other Finance Documents shall continue in full force and effect after the full and final discharge of the Outstanding Indebtedness with respect to matters arising prior to that discharge.

19.	THE AGENT

19.1	Appointment of Agent

Each Lender irrevocably appoints and authorises the Agent to act as its agent under this Agreement and the other Finance Documents.

19.2	Agent’s powers and discretions

The Agent shall have such powers and discretions:

19.2.1	which are expressly delegated to the Agent by the terms of this Agreement and the other Finance Documents;

19.2.2	which the Majority Lenders consider appropriate and give to the Agent (generally or in a particular case) with the Agent’s consent; and

19.2.3	which the Agent considers to be reasonably incidental to the discharge and performance of any of its functions under this Agreement or any of the Finance Documents or otherwise appropriate in the context of those functions, including the exercise of any powers given to it by the Majority Lenders.

19.3	Agent is agent only

The relationship between the Agent and each Lender is that of agent and principal only. Nothing in this Agreement or the Finance Documents shall constitute the Agent a trustee or fiduciary for any Lender or any other person and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

19.4	Agent’s responsibility to Borrower

In performing its functions and duties under this Agreement and the other Finance Documents, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any responsibility, liability or obligation (whether fiduciary or otherwise) towards, or relationship of agency or trust with or for, the Borrower except for liability in circumstances where it is not acting in good faith or lawfully or where it acts in breach of the provisions of this Agreement and/or any other Finance Document.

19.5	Matters within Agent’s authority

Subject to Clause 19.6 and the other provisions of this Agreement and the other Finance Documents, the Agent is irrevocably authorised by the Lenders in their name and on their behalf (and shall, if so directed by written notice from the Majority Lenders after the Lenders shall have consulted for a period of not less than 5 days, which direction shall be binding on all the Lenders):

19.5.1	to waive, modify, vary or otherwise amend or excuse performance of any provisions of this Agreement or any of the Finance Documents; and

19.5.2	to enforce or take or refrain from taking any other action or proceedings with regard to this Agreement or any of the Finance Documents,

19.6	Notification of proposed waivers and amendments

Except in cases where the Agent is of the opinion that the Lenders would be prejudiced by any delay in the Agent enforcing or taking action, in which event the Agent may, but shall not be obliged to, enforce or take action without prior notification to the Lenders, the Agent shall be obliged to notify the Lenders if it proposes to waive, modify, vary or otherwise amend or excuse performance of any provision of this Agreement or any of the Finance Documents or to enforce or take or refrain from taking any action under Clause 17.2 and the Agent shall not be entitled to proceed with that proposal unless the Majority Lenders shall give notice to the Agent agreeing to that proposal. The Agent shall be entitled to cancel that proposal if written notice pursuant to this Clause 19.6 is not received within 5 days of the Lenders being so notified by the Agent.

19.7	Agent to act in accordance with instructions of Majority Lenders

Subject to Clause 19.14 and any other provision of this Agreement and the other Finance Documents which expressly requires the Agent to act in accordance with the instructions of all the Lenders, the Agent agrees to act with respect to this Agreement and the other Finance Documents in accordance with the written instructions of the Majority Lenders. Any such instructions given by the Majority Lenders shall be binding on all the Banks. In the absence of any instructions (and provided that it is not explicitly required to obtain the consent of the Lenders or Majority Lenders pursuant to any relevant provision of this Agreement or the Finance Documents) the Agent shall be entitled (but not bound) to give or withhold its consent or approval in such manner as it considers to be in the interests of all the Lenders without obtaining instructions from, or consulting with, all or any of the Lenders.

19.8	Agent not required to act

In no event shall the Agent be required to take any action which exposes, or is likely to expose, the Agent to personal liability or which is contrary to the provisions of:

19.8.1	this Agreement or any of the Finance Documents; or

19.8.2	any law, regulation or directive.

19.9	Provision of copy documents to Lenders

The Agent shall furnish each Lender:

19.9.1	with copies of any documents received by it under Clause 11.2 (but the Agent shall not be obliged to review or check the accuracy or completeness thereof);

19.9.2	if requested by that Lender, with copies of all documents received by the Agent under Clause 4.4;

19.9.3	with details of any communication received from the Borrower or any other Obligor referring to this Agreement and which:

(a)	contains a request for a consent or waiver which, under the terms of this Agreement or any Finance Document, requires the consent of the Lenders or the Majority Lenders; or

(b)	states that an Event of Default or Potential Event of Default has occurred and is continuing; or

(c)	contains any other request or information which, in the reasonable opinion of the Agent, is of a material nature.

19.10	Provision of copy communications to Agent

Each Lender will, promptly after receipt or despatch thereof, forward to the Agent a copy of any communication:

19.10.1	sent by that Lender to the Borrower or any other Obligor; or

19.10.2	received by that Lender from the Borrower or any other Obligor and, in each case, relating to this Agreement or any of the Finance Documents.

19.11	Distributions of sums received and deductions by Agent

The Agent shall (subject to Clause 8.3) distribute promptly to each Lender its due proportion of all sums received by the Agent on behalf of the Lenders under this Agreement or any of the other Finance Documents, subject to the Agent’s right to deduct and withhold from any such payment any amount which is then (or which will, upon demand by the Agent, become) due and payable to the Agent from that Lender.

19.12	Agent’s retention of fees and expenses

The Agent may retain for its own use and benefit (and shall not be liable to account to any Lender for all or any part of) any sums received by it by way of fees (and not payable to any Lender) or by way of reimbursement of expenses incurred by it.

19.13	Waiver on instructions of Majority Lenders

Save in respect of:

19.13.1	any provision which may only be waived or amended with the consent of all the Lenders and/or the relevant Service Bank (as the case may be) as specified in Clause 19.14 or Clause 19.17;

19.13.2	any provision which is stated to be expressly for the benefit of a Bank other than the Lenders generally; and

19.13.3	any other matter which, under the terms of this Agreement or any other Finance Document, expressly requires the consent or approval of all the Lenders,

the provisions of this Agreement and any other Finance Document may be waived, and (subject to the written agreement of each of the other parties thereto, other than the Banks) varied or amended, by the Agent acting on the written instructions of the Majority Lenders, in each case evidenced by an instrument in writing, and any such waiver, variation or amendment shall be binding upon all the Banks.

19.14	Consent of Agent and all Lenders required

Nothing in Clause 19.13 shall authorise the effecting, without the prior written consent of the Agent and all the Lenders, of:

19.14.1	any change in the Applicable Margin or in the definitions of “Majority Lenders” or “Finance Documents”;

19.14.2	any change in the date for, or alteration in the amount (or the basis of determining the amount) of, any payment of principal, interest or fees payable to all the Lenders generally;

19.14.3	any change in a Lender’s Commitment;

19.14.4	any extension of the Availability Period relating to a Facility;

19.14.5	any proposed substitution or replacement of the Borrower;

19.14.6	any change to Clauses 3, 4, 5, 6, 7, 8.2, 23 and 30;

19.14.7	any change to this Clause 19.14;

19.14.8	the release or material variation of any of the security created by or pursuant to the Finance Documents or any of them; or

19.14.9	any other matter in respect of which the terms of this Agreement or any of the Finance Documents expressly requires the agreement of all the Lenders.

19.15	Borrower’s reliance upon Agent

At all times throughout the Security Period the Borrower shall be entitled to rely upon the advice of the Agent as to the giving of any approvals or consents or the exercise of any discretions by the Lenders or any other act of the Lenders as required by this Agreement and/or any other Finance Document.

19.16	Lenders to be informed

The Agent shall, subject to Clause 19.6, at all times keep the Lenders informed of each and every approval or consent given and each exercise of any such discretion and each performance of any such other act which the Agent may have performed on behalf of the Lenders as required by this Agreement or any of the Finance Documents.

19.17	Consent of Service Bank required

Notwithstanding the provisions of Clauses 19.13 and 19.14, no provision of this Agreement or of any other of the Finance Documents which in any way relates to the rights, duties, functions, powers or responsibilities of a Service Bank may be amended, waived or suspended without the prior consent of that Service Bank.

20.	THE SECURITY TRUSTEE

20.1	Trust Property defined

In this Agreement, “Trust Property” means:

20.1.1	all rights, title and interests that may be mortgaged, charged, pledged or assigned in favour of the Security Trustee under or by virtue of the Finance Documents;

20.1.2	all rights granted to, or held or exercisable by, the Security Trustee by virtue of this Agreement and the other Finance Documents;

20.1.3	all moneys and other assets, which are received or recovered by or on behalf of the Security Trustee under or by virtue of any of the foregoing rights, including as a result of the enforcement or exercise of any such right; and

20.1.4	all moneys and other assets accrued in respect of or derived from any of the foregoing.

20.2	Duties of Security Trustee

The Security Trustee shall:

20.2.1	hold the Trust Property on trust for the Banks in accordance with provisions of this Agreement and the other Finance Documents; and

20.2.2	perform and exercise the rights and benefits vested in it and deal with the Trust Property in accordance with the provisions of this Agreement and the other Finance Documents.

20.3	Security Trustee’s responsibility to Obligors

The Security Trustee does not assume and shall not be deemed to have assumed any responsibility, liability or obligation (whether fiduciary or otherwise) towards, or relationship of agency or trust with or for, the Borrower or any other Obligor in any circumstances whatsoever except for liability in circumstances where it is not acting in good faith or lawfully or where it acts in breach of the provisions of this Agreement and/or any other Finance Document.

20.4	Security Trustee’s powers and discretions

The Security Trustee shall have such powers and discretions:

20.4.1	which are expressly delegated to the Security Trustee by the terms of this Agreement and the other Finance Documents;

20.4.2	which the Majority Lenders (or, in respect of any powers or discretions which by their terms would otherwise have to be exercised by all the Lenders together) the Lenders consider appropriate and give to the Security Trustee (generally or in a particular case) with the Security Trustee’s consent;

20.4.3	which the Security Trustee considers to be reasonably incidental and conducive to the discharge and performance of any of its functions under this Agreement or any of the Finance Documents or otherwise appropriate in the context of those functions, including the exercise of any powers given to it by the Majority Lenders; and

20.4.4	which are conferred on a trustee by the Trustee Act 1925 and/or the Trustee Act 2000 and any other applicable law for the time being in force.

20.5	Security Trustee appointed by the Banks as representative for the purposes of the French law Mortgages

For the purpose of the Mortgages to be made over those Vessels whose Approved Flag State is France, each Bank appoints the Security Trustee pursuant to article 2328-1 of the French Civil Code (Code Civil) to be its representative under and in connection with those Mortgages (in accordance with which, each of the Banks hereby designates the Security Trustee to represent it for the creation, registration, administration and enforcement of all security interests in rem granted in its favour by the Borrower under such Mortgages to secure the Outstanding Indebtedness).

20.6	Security Trustee to act in accordance with instructions of Majority Lenders

Subject to the provisions of the Agreement and the other Finance Documents, the Security Trustee agrees to act with respect to this Agreement and the other Finance Documents in accordance with the written instructions of the Agent, or, if the Agent and the Security Trustee are the same person, the Majority Lenders. Any such instructions given by the Majority Lenders shall be binding on all the Banks. In the absence of any instructions (and provided that it is not explicitly required to obtain the consent of the Majority Lenders or any other Banks pursuant to any relevant provision of the Finance Documents) the Agent shall be entitled (but not bound) to give or withhold its consent or approval in such manner as it considers to be in the interests of all the Banks without obtaining instructions from, or consulting with, all or any of the Banks.

20.7	Security Trustee not required to act

In no event shall the Security Trustee be required to take any action which exposes, or is likely to expose, the Security Trustee to personal liability or which is contrary to the provisions of:

20.7.1	this Agreement or any of the Finance Documents; or

20.7.2	any law, regulation or directive.

20.8	Provision of copy documents to Banks

The Security Trustee shall furnish the Agent, or, if the Agent and the Security Trustee are the same person, each Lender with copies of any documents received by it under or in connection with this Agreement or any Finance Documents which it considers to be of material importance to the Banks.

20.9	Transfer of moneys to Agent

The Security Trustee shall, except as expressly stated to the contrary in this Agreement or any Finance Document, transfer any moneys forming part of the Trust Property to the Agent for application in accordance with the relevant provisions of this Agreement and the other Finance Documents, subject to the Security Trustee’s right to deduct and withhold from any such payment any amount which is then (or which will, upon demand by the Security Trustee, become) due and payable to it, or to any receiver or agent appointed by it, under this Agreement and the other Finance Documents.

20.10	Security Trustee’s retention of fees and expenses

The Security Trustee may retain for its own use and benefit (and shall not be liable to account to any other Bank for all or any part of) any sums received by it by way of fees (and not payable to any other Bank) or by way of reimbursement of expenses incurred by it.

20.11	Release of security

At the end of the Security Period the Security Trustee shall, following a request from the Borrower, release without any recourse, warranty or covenants for title whatsoever, all security granted to it pursuant to the Finance Documents then held by it, whereupon the Security Trustee shall be discharged from all liabilities and obligations under this Agreement and the other Finance Documents. Any costs associated with the release of any security shall be for the cost of the Borrower.

20.12	Perpetuity period

The perpetuity period applicable to the trusts created by this Clause 20 is 125 years from the date of this Agreement.

20.13	Parallel debt

20.13.1	Notwithstanding any other provision of this Agreement the Borrower irrevocably and unconditionally undertake to pay to the Security Trustee, as creditor in its own right and not as representative of the Banks, sums equal to and in the currency of each amount payable by the Borrower to each of the Banks under or by virtue of this Agreement and the other Finance Documents as and when that amount falls due for payment thereunder or would have fallen due but for any suspension of payment, moratorium, discharge by operation of law or analogous event.

20.13.2	The Security Trustee shall have its own independent right to demand payment of the amounts payable by the Borrower under this Clause 20.13, irrespective of any suspension, extinction or any other discharge for any reason whatsoever (otherwise than by payment) of the Borrower’s obligation to pay those amounts to the Banks other than a discharge by virtue of payment which those Banks are entitled to retain.

20.13.3	Any amount due and payable by the Borrower to the Security Trustee under this Clause 20.13 shall be decreased to the extent that the Banks have received (and are able to retain) payment in full of the corresponding amount under the other provisions of this Agreement and the other Finance Documents and any amount due and payable by the Borrower to the Banks under those provisions shall be decreased to the extent that the Security Trustee has received (and is able to retain) payment in full of the corresponding amount under this Clause 20.13.

20.13.4	The rights of the Banks (other than the Security Trustee) to receive payment of amounts payable by the Borrower under this Agreement and the other Finance Documents are several and are separate and independent from, and without prejudice to, the rights of the Security Trustee to receive payment under this Clause 20.13.

20.13.5	Any amounts received by the Security Trustee shall, to the extent permitted by the mandatory provisions of the applicable law, be applied in accordance with Clause 8.2.

21.	RETIREMENT OR REPLACEMENT OF A SERVICE BANK

21.1	Resignation of Service Bank

The following provisions apply where a Service Bank wishes to resign from its role as such or, as the case may be, the Majority Lenders require it to resign from such role:

21.1.1	A Service Bank may at any time resign from its role under this Agreement and appoint one of its affiliates as its successor by giving the Obligors and the other Banks written notice to that effect

21.1.2	Alternatively, a Service Bank may at any time resign from its role under this Agreement by giving the Obligors and the other Banks not less than 30 days’ prior written notice to that effect. In such a case, the Majority Lenders may, in consultation with the Borrower, appoint a successor. However, if no such successor is appointed within 30 days from the date of the Service Bank’s notice of resignation, that Service Bank may, in consultation with the Borrower, appoint as its successor any reputable bank or financial institution with an office in Oslo, London or Paris.

21.1.3	With the prior written consent of the Borrower (such consent not to be unreasonably withheld), the Majority Lenders may, by notice in writing to a Service Bank, require it to resign from its role as such, in which case that Service Bank shall promptly resign in accordance with Clause 21.1.2.

21.2	Effective time of change of Service Bank

Any appointment of a successor Service Bank under this Clause 21 shall take effect upon:

21.2.1	the successor confirming in writing its agreement to be bound by the provisions of this Agreement, which confirmation shall be in such form as shall be approved by the Majority Lenders; and

21.2.2	notice thereof by the outgoing Service Bank and its successor (which notice, in the case of a new Agent, shall specify the bank in New York to which payments to the new Agent shall be made thereafter) being given to each of the other Parties; and

21.2.3	in the case of a new Security Trustee, the outgoing Security Trustee having transferred to its successor all of its rights and obligations under the Finance Documents.

21.3	Consequence of change of Service Bank

Upon the appointment of a successor to any Service Bank taking effect under Clause 21.2:

21.3.1	that successor shall become bound by all the obligations of that Service Bank and become entitled to all the rights, privileges, powers, authorities and discretions of that Service Bank under this Agreement and the other Finance Documents;

21.3.2	the obligations of that Service Bank under this Agreement and the other Finance Documents shall terminate but without prejudice to any liabilities which that Service Bank may have incurred prior to that termination;

21.3.3	that Service Bank shall be discharged from any further liability or obligations under this Agreement and the other Finance Documents; and

21.3.4	the provisions of this Agreement and the other Finance Documents shall continue in effect for the benefit of that Service Bank in respect of any action taken or omitted to be taken by it or any event occurring before the termination of its obligations pursuant to this Clause 21.

22.	LIMITS OF THE SERVICE BANKS’ OBLIGATIONS

22.1	No duty to enquire

Neither Service Bank shall be obliged to ascertain or enquire:

22.1.1	either initially or on a continuing basis, as to the credit or financial condition or affairs of the Borrower, any other Obligor or any other person;

22.1.2	as to the performance or observance by the Borrower or any other Obligor of any of the terms and conditions of this Agreement or the Finance Documents or any other agreement; or

22.1.3	whether any Event of Default or Potential Event of Default has occurred, and until it shall have actual knowledge or express notice to the contrary, the Agent shall be entitled to assume that no Event of Default or Potential Event of Default has occurred.

22.2	Responsibilities excluded

Neither Service Bank and none of their respective officers, employees or agents shall be responsible to any other Bank for:

22.2.1	any failure or delay in performance, or breach by the Borrower, of their obligations under any of the Finance Documents or any other agreement or any failure or delay in performance, or breach by any of the other Obligors, of their respective obligations under any of the Finance Documents or any other agreement; or

22.2.2	any recitals, statements, representations or warranties in, or for the legality, validity, effectiveness, enforceability, admissibility in evidence or sufficiency of, any of the Finance Documents or any other agreement; or

22.2.3	the legality, validity, effectiveness or enforceability of any of the security created, or purported to be created, pursuant to any of the Finance Documents.

22.3	Limitation of liability

22.3.1	Neither Service Bank and none of their respective officers, employees or agents shall be liable for any loss, damage or expense suffered or incurred by the Borrower or any other Bank or any other person in consequence of any action taken or omitted to be taken by it under this Agreement or any of the Finance Documents or in connection herewith or therewith unless caused by its gross negligence or wilful misconduct.

22.3.2	Without prejudice to the provisions of Clause 22.3.1, none of the other Parties shall take any proceedings against any officer, employee or agent of a Service Bank in respect of any claim which it may have against that Service Bank or in respect of any act or omission (including, without limitation, negligence or wilful misconduct) by that officer, employee or agent in relation to this Agreement or any of the Finance Documents.

22.4	Lenders’ representations and undertakings

Each Lender:

22.4.1	severally represents and warrants to the Service Banks that it has made its own independent investigation of the financial condition and affairs of the Borrower and the other Obligors in connection with the entry by it into this Agreement and in such respect it has not relied on any information provided to it by either Service Bank; and

22.4.2	undertakes that it will continue to make its own independent appraisal of the creditworthiness of the Borrower and the other Obligors and will not rely on any information provided to it by either Service Bank.

22.5	Indemnification by Lenders of Service Banks

The Lenders agree (which agreement shall survive payment of all sums due under this Agreement) to indemnify each Service Bank (to the extent not reimbursed by the Borrower) rateably, according to their respective Contributions (or, if no part of the Total Commitments has been advanced, their respective Commitments) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against that Service Bank in performing its functions or duties under this Agreement or any of the Finance Documents, or in connection with any action taken or omitted to be taken by that Service Bank in enforcing or preserving or attempting to enforce or preserve the rights of the Banks under this Agreement or any of the Finance Documents or any other documents or security.

22.6	Ratification by other Banks

If a Service Bank takes any action under or in relation to this Agreement or any Finance Document but that action is not authorised by the terms of this Agreement or that Finance Document and has not otherwise been specifically approved by the other Banks, the other Banks ratify and agree to ratify each such action provided that (a) it is lawful, (b) it has been taken in good faith for the purpose of preserving or protecting the rights of the Banks (or any of them) and (c) having regard to all of the circumstances, it was reasonable for the Service Bank to take such action without first seeking to obtain the approval or authorisation of all of the other Banks.

22.7	Service Banks’ rights

Each Service Bank may:

22.7.1	engage and pay for the advice and services of any lawyers, accountants or other experts whose advice or services may to that Service Bank seem necessary or desirable and that Service Bank shall be entitled to rely on the advice and opinions of such lawyers, accountants and other experts and shall not be liable to any of the other parties hereto for any of the consequences of any such reliance;

22.7.2	perform all or any of its functions and duties under this Agreement and the other Finance Documents through employees or agents or any office or branch of that Service Bank from time to time selected by it and notified to the other parties hereto;

22.7.3	rely on any communication or document believed by it to be genuine and correct and to have been communicated or signed by the person by whom it purports to be communicated or signed and shall not be liable to any of the other parties hereto for any of the consequences of such reliance; and

22.7.4	without liability to account, make loans to, accept deposits from and generally engage in any kind of banking or trust business with the Borrower or the other Obligors as though that Service Bank was not a Service Bank.

22.8	Service Banks as Lenders

If it is also a Lender, each Service Bank shall have the same rights and powers under this Agreement as any other Lender and may exercise those rights and powers as though it were not a Service Bank.

23.	SHARING OF PAYMENTS

23.1	Relevant circumstances

This Clause 23 applies if any Lender (the “Sharing Lender”) at any time receives or recovers (whether by way of voluntary or involuntary payment, by virtue of the exercise of its legal rights including but not limited to any right of set-off, counterclaim or otherwise howsoever) the whole or any part of any amounts due to it from the Borrower under this Agreement or any of the Finance Documents otherwise than by distribution from the Agent in accordance with the terms of this Agreement.

23.2	Payment by Sharing Lender to Agent

Subject to Clauses 23.3 and 23.4:

23.2.1	the Sharing Lender shall immediately pay to the Agent the full amount or (as the case may be) an amount equal to the equivalent of the full amount so received or recovered;

23.2.2	as between the Borrower and the Sharing Lender, the Borrower shall remain or again become indebted to such Sharing Lender under this Agreement in the amount so paid as if it had not been so received or recovered; and

23.2.3	the Agent shall treat the amount so paid as if it were a payment by the Borrower on account of amounts due from the Borrower under this Agreement or any of the Finance Documents for distribution to the Sharing Lender and such of the other Lenders in the proportions in which the Sharing Lender and the other Lenders would have been entitled to receive such amount had it been paid by the Borrower to the Agent under this Agreement or under such Finance Documents.

23.3	Refund by Agent

Any payment and adjustment made pursuant to Clause 23.2 shall be subject to the condition that, if the amount (or any part thereof) so paid by the Sharing Lender to the Agent subsequently falls to be repaid by the Sharing Lender to the Borrower or any other person, then each of the Lenders who has received any part thereof from the Agent shall repay the amount received by it to the Sharing Lender, together with such amount (if any) as is necessary to reimburse the Sharing Lender the appropriate portion of any interest it has been obliged to pay when repaying such amount in accordance with this Clause 23.3, and the relevant adjustments pursuant to Clause 23.2 shall be cancelled.

23.4	No sharing required

A Sharing Lender which has commenced or joined in an action or proceeding in any court to recover sums due to it under this Agreement or any of the Finance Documents, and pursuant to a judgment obtained in that action or proceeding or a settlement or compromise of that action or proceeding shall have received any amount, shall not be required to share any proportion of that amount with a Lender which has the legal right to, but does not, join such action or proceeding or commence and diligently prosecute a separate action or proceeding to enforce its rights under this Agreement or any of the Finance Documents in the same or another court.

23.5	Matters notifiable

Each Lender shall promptly give notice to the Agent of:

23.5.1	the institution by that Lender of a legal action or proceedings against the Borrower under this Agreement or any of the Finance Documents or in connection therewith; and

23.5.2	the receipt or recovery by that Lender of any amount due and payable by the Borrower under this Agreement or any of the Finance Documents which is received or recovered otherwise than through the Agent.

Upon receipt of any such notice the Agent will as soon as practicable pass on details of it to the other Banks.

24.	CHANGES TO THE LENDERS

24.1	Transfers by Lenders

Subject to obtaining the prior written consent of the Borrower and the Agent (neither of which shall be unreasonably withheld or delayed) and to complying with the following provisions of this Clause 24, any Lender (the “Transferor Lender”) may transfer all or any of its rights and obligations in its capacity as a Lender under this Agreement and the other Finance Documents to another bank or financial institution (the “Transferee Lender”), provided that the consent of the Borrower shall not be required if:

24.1.1	the transfer is made to an affiliate of the Transferor Lender; or

24.1.2	the transfer is made either (a) after an Event of Default has occurred and is continuing or (b) after a Potential Event of Default has occurred and is continuing in relation to any of the events specified in Clause 17.1.1, Clause 17.1.6, Clause 17.1.7 or Clause 17.1.8.

24.2	Partial transfers

Any transfer by a Lender of part only of its Commitment and/or Contribution shall be in an amount of not less than $20,000,000 (unless the Agent otherwise agrees) and shall be for the same percentage of its Term Contribution, its Term Commitment, its Revolving Contribution and its Revolving Commitment.

24.3	Prohibition on debt buy-backs

Except with the prior consent of all of the other Lenders, no Lender may transfer all or any of its rights and obligations under this Agreement and the other Finance Documents to the Borrower or any other member of the Group.

24.4	Method of transfer

No assignment or transfer by a Lender of any of its rights or obligations under this Agreement and the other Finance Documents shall be binding on, or effective in relation to, any other Party unless it is effected, evidenced and perfected by the delivery by the Transferor Lender to the Agent of a Transfer Certificate executed by the Transferor Lender and the Transferee Lender.

However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the “successor”), the Agent may, if it sees fit, by notice to the successor and the Borrower and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent’s notice or, if later, the date on which the relevant merger, de-merger or other reorganisation takes effect, the successor shall become a Lender with the same Commitments and Contributions as were held by the predecessor Lender.

24.5	Signature of Transfer Certificate

The Agent shall as soon as practicable after receipt by it of a Transfer Certificate signed by a Transferee Lender permitted under Clause 24.1, sign the Transfer Certificate on behalf of the Obligors, itself and each of the other Banks and give notice to the Obligors and the Banks of its receipt of that Transfer Certificate (attaching a copy of it).

24.6	Authorisation of Agent to sign Transfer Certificate

Each of the other Parties irrevocably authorises the Agent to sign any Transfer Certificate on its behalf.

24.7	Effective date of Transfer Certificate

A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date, provided always that it is signed by the Agent under Clause 24.5 on or before that date.

24.8	Effect of Transfer Certificate

A Transfer Certificate shall have effect in accordance with the following:

24.8.1	to the extent that in that Transfer Certificate the Transferor Lender seeks to transfer its rights and/or its obligations under this Agreement and the other Finance Documents, each Obligor and the Transferor Lender shall each be released from further obligations to the other under this Agreement and the other Finance Documents and their respective rights against each other shall be cancelled (such rights and obligations being referred to in this Clause 24.8 as “discharged rights and obligations”);

24.8.2	each Obligor, the Transferee Lender and the other Banks shall each assume obligations towards each other and/or acquire rights against each other which differ from the discharged rights and obligations only insofar as the Transferee Lender has assumed and/or acquired the same in place of the Transferor Lender; and

24.8.3	the Transferee Lender and the other Banks shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the Transferee Lender been an original party to this Agreement as a Lender with the rights and/or obligations acquired or assumed by it as a result of that transfer.

24.9	Transfer fee

The Transferee Lender shall pay to the Agent for its own account a transfer fee of $3,500 on the date on which the transfer effected by the relevant Transfer Certificate becomes effective.

24.10	Sub-participation by Lenders

Any Lender may at any time without the consent of the Borrower or any other Obligor sub-participate all or any of its rights and/or obligations under this Agreement and the other Finance Documents.

24.11	Change of Lending Office

Any Lender may at any time and from time to time change its Lending Office by giving notice to the Agent and that change shall be effective on the later of (a) the date specified in that notice and (b) the date of receipt by the Agent of that notice from that Lender. The Agent shall promptly notify the Obligors and the other Banks of any notice received by it pursuant to this Clause 24.11.

24.12	Mitigation

If:

24.12.1	a Lender transfers any of its rights and obligations under this Agreement and the other Finance Documents in accordance with Clause 24.1 or changes its Lending Office in accordance with Clause 24.11; and

24.12.2	as a result of circumstances existing at the date the transfer or change occurs, an Obligor would be obliged to make a payment to the Transferee Lender or Lender acting through its new Lending Office under Clause 9.2, Clause 18.4 or Clause 18.7, then the Transferee Lender or Lender acting through its new Lending Office is only entitled to receive payment under those Clauses to the same extent as the Transferor Lender or Lender acting through its previous Lending Office would have been if the transfer or change had not occurred.

24.13	Register

The Agent shall keep a register of all the Lenders for the time being with details of their respective Commitments, Contributions and Lending Office and shall provide any other Party (at that Party’s expense) with a copy of the register on request.

24.14	Replacement of Lenders by Borrower

The Borrower may, at any time in respect of:

24.14.1	an Affected Lender whose costs of funds charged to the Borrower under Clause 7.13.2 are (in the Borrower’s reasonable opinion) materially higher than those of the other Lenders generally;

24.14.2	a Lender who makes a claim under Clause 18.4 or who imposes an Increased Cost on the Borrower under Clause 18.7;

24.14.3	a Defaulting Lender; or

24.14.4	a Non-Consenting Lender

by giving 10 Banking Days’ notice to the Agent and that Lender (the “Outgoing Lender”) replace the Outgoing Lender by requiring it to (and the Outgoing Lender must) transfer in accordance with Clause 24.1 all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution or other entity (a “Replacement

Lender”) selected by the Borrower and which is acceptable to the Agent (acting reasonably) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of the Outgoing Lender’s Contribution and all accrued interest, Break Costs and other amounts payable in relation to that Contribution under this Agreement and the other Finance Documents.

Any transfer of rights and obligations of an Outgoing Lender under this Clause is subject to the following conditions:

(a)	neither the Agent nor the Outgoing Lender will have any obligation to the Borrower to find a Replacement Lender;

(b)	the transfer must take place no later than 10 Banking Days after the Borrower’s notice referred to above; and

(c)	in no event will the Outgoing Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Outgoing Lender under this Agreement and the other Finance Documents.

25.	CHANGES TO THE SWAP PROVIDERS

25.1	Transfers by Swap Providers

Where a Swap Provider (a “Transferor Swap Provider”) effects a transfer of all or any of its rights and obligations under its Master Agreement to any person (a “Transferee Swap Provider”) in accordance with the provisions of that Master Agreement, it shall also be entitled to assign or transfer to the Transferee Swap Provider a commensurate proportion of its rights and obligations as a Swap Provider under this Agreement and the other Finance Documents, provided that:

(a)	no such rights and obligations may be assigned or transferred to a Transferee Swap Provider that is a member of the Group, except with the consent of all the Lenders and the other Swap Providers; and

(b)	no assignment or transfer by a Swap Provider of any of its rights or obligations under this Agreement and the other Finance Documents to a Transferee Swap Provider that is not already a Party to this Agreement in the capacity of Swap Provider shall be binding on, or effective in relation to, any other Party unless the Transferee Swap Provider has confirmed in writing its agreement to be bound by the provisions of this Agreement insofar as they apply to the Swap Providers, which confirmation shall be in such form as shall be approved by the Borrower, the Agent and the other Swap Providers.

25.2	Notice of transfer

Promptly after completion of any relevant transfer referred to in Clause 25.1, the Transferor Swap Provider and the Transferee Swap Provider shall give notice in writing to the Agent notifying it of that transfer and, in the case of the Transferee Swap Provider (if it is not already a Swap Provider), advising of its address for communications under Clause 28.

25.3	Transfer documents

The Borrower undertakes to do or to procure all such acts and things and to sign, execute and deliver or procure the signing, execution and delivery of all such instruments and documents as the Transferor Swap Provider and/or the Transferee Swap Provider may reasonably require for the purpose of perfecting any such assignment or transfer as mentioned in Clause 25.1.

26.	SET-OFF

A Bank may, after the occurrence of an Event of Default which is continuing, set off any matured obligation due from the Borrower under this Agreement or any Finance Document (to the extent beneficially owned by that Bank) against any matured obligation owed by that Bank to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

The provisions of Clause 23 shall apply in respect of any amount received or recovered by a Bank under this Clause 26.

27.	MISCELLANEOUS

27.1	No assignment by Borrower

The Borrower may not assign or transfer all or any of its rights, benefits or obligations under this Agreement or any of the other Finance Documents.

27.2	Delegation

Any Bank may at any time and from to time to time delegate any one or more of its rights, powers and/or obligations under this Agreement and the other Finance Documents to any person (provided that such Bank shall remain fully responsible for the exercise or performance of any rights, powers and/or obligations delegated by it).

27.3	Time of essence

Time is of the essence as regards every obligation of the Borrower under this Agreement and the other Finance Documents.

27.4	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Bank, any right or remedy under this Agreement or any other Finance Document shall operate as a waiver of it, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise of it or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

27.5	Waivers and amendments to be in writing

Any waiver by any Bank of any provision of this Agreement or any other Finance Document, and any consent or approval given by any Bank under or in respect of this Agreement or any other Finance Document, shall only be effective if given in writing and then only strictly for the purpose and upon the terms for which it is given. Neither this Agreement nor any other Finance Document may be amended or varied orally but only by an instrument signed by each of the parties to it.

27.6	Severability

If at any time one or more of the provisions of this Agreement or any other Finance Document is or becomes invalid, illegal or unenforceable in any respect under any law by which it may be governed or affected, the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired as a result.

27.7	Counterparts

This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute but one and the same instrument.

27.8	Conclusiveness of Bank’s certificates

The certificate or determination of a Bank of a rate or amount under this Agreement or any other Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates and is binding on the Borrower.

27.9	Further assurance

The Borrower shall, upon demand, and at its own expense, sign, perfect, do, execute and register all such further assurances, documents, acts and things as the Agent may require for the purpose of more effectually accomplishing or perfecting the transaction or security contemplated by this Agreement and the other Finance Documents.

28.	NOTICES

28.1	Communications in writing; addresses

All communications (which expression includes any notice, demand, request, consent or other communication) to be given by one Party to another under this Agreement shall be in writing and (unless delivered personally) shall be given by telefax or first class pre-paid post (airmail if sent internationally) and be addressed:

28.1.1	in the case of the Agent and the Security Trustee to it at:

Loan Administration:

Middelthunsgate 17 P.O. Box 1166 Sentrum NO-0107 Oslo Norway

Telefax No:	+47 22 48 66 78

Attn:	International Loan Administration

Credit Matters:

Middelthunsgate 17 P.O. Box 1166 Sentrum NO-0107 Oslo Norway

Telefax No:	+47 22 48 66 68

Attn:	Shipping, Offshore & Oil Services

28.1.2	in the case of an Original Lender, Arranger or Bookrunner, to it at the address set out beneath its name in Schedule 1 and, in the case of any other Lender, to it at the address specified in the relevant Transfer Certificate;

28.1.3	in the case of an Original Swap Provider, to it at the address set out beneath its name in Schedule 2 and, in the case of any other Swap Provider, to it at the address notified to the Agent pursuant to Clause 25.2;

28.1.4	in the case of the Borrower, to it at:

de Gerlachekaai 20 B-2000 Antwerp Belgium

Telefax No:	+32 3 247 4409

Attn:	Chief Financial Officer

or to such other address and/or number as is notified by any Party to the others under this Agreement.

28.2	Communications via Agent

Notwithstanding any other provision of this Agreement or any other Finance Document, all communications to be made under this Agreement and the other Finance Documents between the Borrower on the one hand and all or any of the Banks on the other hand shall be made solely through the Agent.

Where this Agreement or any other Finance Document provides for any matter to be determined by reference to the opinion of the Lenders or the Majority Lenders or to be subject to the consent or request of the Lenders or the Majority Lenders or for any action to be taken on the instructions of the Lenders or the Majority Lenders and the Agent gives notice to the Borrower that the Lenders or (as the case may be) the Majority Lenders have given or issued such opinion, consent, request or instructions, the Borrower shall be entitled to rely on such notice whether or not this is in fact the case.

28.3	Deemed receipt of communications

Communications addressed as provided above shall be deemed to have been duly given when despatched (in the case of telefax), when delivered (in the case of personal delivery), 2 days after posting (in the case of letters sent within the same country), or 5 days after posting (in the case of letters sent internationally), provided that any communication to a Bank shall be effective only upon its actual receipt by that Bank and then only if it is expressly marked for the attention of the relevant department or officer named above (or any substitute from time to time notified by that Bank). In each of the above cases any communication received on a non-working day or after business hours in the country of receipt shall be deemed to be given at the opening of business hours on the next working day in that country.

28.4	Electronic communication

Any communication to be made between the Agent and a Lender under or in connection with this Agreement or the other Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

28.4.1	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

28.4.2	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

28.4.3	notify each other of any change to their address or any other such information supplied by them.

Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

28.5	English language

All communications, notices and documents to be given or delivered pursuant to or otherwise in relation to this Agreement and the other Finance Documents shall be in the English language or be accompanied by a certified English translation.

29.	BANKS’ DUTIES OF CONFIDENTIALITY

29.1	Confidential Information

Each Bank agrees for the benefit of the Borrower and each other Obligor to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by the following provisions of this Clause 29, and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

29.2	Disclosure of Confidential Information

Any Bank may disclose:

29.2.1	to any of its affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Bank shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause 29.2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

29.2.2	to any person:

(a)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s affiliates, Representatives and professional advisers;

(b)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s affiliates, Representatives and professional advisers;

(c)	appointed by any Bank or by a person to whom Clause 29.2.2(a) or 29.2.2(b) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(d)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph Clause 29.2.2(a) or 29.2.2(b) above;

(e)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(f)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(g)	who is a party to this Agreement; or

(h)	with the consent of the Borrower, (such consent not to be unreasonably withheld or delayed),

in each case, such Confidential Information as that Bank shall consider appropriate if:

(i)	in relation to paragraphs 29.2.2(a) and 29.2.2(b) above, the Borrower has consented (such consent not to be unreasonably withheld or delayed) to the disclosure and the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(ii)	in relation to paragraph 29.2.2(c) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(iii)	in relation to paragraph 29.2.2(d) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking and is informed that some or all of such Confidential Information may be price-sensitive information;

(iv)	in relation to paragraphs 29.2.2(e) and 29.2.2(f) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Bank, it is not practicable so to do in the circumstances.

29.3	Entire agreement

This Clause 29 constitutes the entire agreement between the parties in relation to the obligations of the Banks under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

29.4	Inside information

Each of the Banks acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Banks undertakes not to use any Confidential Information for any unlawful purpose.

29.5	Notification of disclosure

Each of the Banks agrees (to the extent permitted by law and regulation) to inform the Borrower:

29.5.1	of the circumstances of any disclosure of Confidential Information made pursuant to Clause 29.2.2(e) except where such disclosure is made to any of the persons referred to in that Clause during the ordinary course of its supervisory or regulatory function; and

29.5.2	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 29.

29.6	Continuing obligations

The obligations in this Clause 29 are continuing and, in particular, shall survive and remain binding on each Bank for a period of 12 months from the earlier of:

29.6.1	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

29.6.2	the date on which such Bank otherwise ceases to be a Bank.

30.	APPLICABLE LAW AND JURISDICTION

30.1	Governing law

This Agreement (other than Clause 20.5) and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law. Clause 20.5 and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with French law.

30.2	Submission to jurisdiction

The Borrower irrevocably agrees for the exclusive benefit of the Banks that the English courts shall have jurisdiction in relation to any dispute and any suit, action or proceeding (referred to together in this Clause 30 as “Proceedings”) which may arise out of or in connection with this Agreement and for such purposes irrevocably submits to the jurisdiction of those courts.

30.3	Service of process

The Borrower irrevocably agrees:

30.3.1	that, for the purpose of Proceedings in England, any legal process may be served upon Euronav (UK) Agencies Limited whose registered office is presently at Moreau House, 3rd Floor, 116 Brompton Road, London SW3 1JJ and who, by this Agreement, are authorised to accept service on its behalf, which shall be deemed to be good service on the Borrower; and

30.3.2	that throughout the Security Period it will maintain a duly appointed process agent in England, duly notified to the Agent, and that failure by any such process agent to give notice to the Borrower of such service shall not impair the validity of that service or of a judgment or order based on it.

30.4	Choice of forum

Nothing in this Clause 30 shall affect the right of any Bank to serve process in any manner permitted by law or limit the right of any Bank to take Proceedings against the Borrower in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings by any Bank in any other jurisdiction, whether concurrently or not.

The Borrower shall not commence any Proceedings in any country other than England in relation to any matter arising out of or in connection with this Agreement and/or any of the other Finance Documents.

30.5	Forum convenience

The Borrower irrevocably waives any objection which it may at any time have on the grounds of inconvenient forum or otherwise to Proceedings being brought in any such court as is referred to in this Clause 30, and further irrevocably agrees that a judgment or order in any Proceedings brought in the English courts shall be conclusive and binding upon it and may be enforced without review in the courts of any other jurisdiction.

30.6	Consent

The Borrower consents generally in respect of any Proceedings arising out of or in connection with this Agreement to the giving of any relief or the issue of any process in connection with those Proceedings, including without limitation, the making, enforcement or execution against any property or assets whatsoever of any order or judgment which may be made or given in those Proceedings.

IN WITNESS of which the Parties have executed this Agreement the day and year first before written.

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender	Lending Office	Term Commitment ($)	Revolving Commitment ($)

Nordea Bank Norge ASA	Middelthunsgate 17 P.O. Box 1166 Sentrum NO-0107 Oslo Norway Credit Matters: Tel: +47 22 48 50 00 Fax: +47 22 48 66 68 Attn: Shipping, Offshore and Oil Services Administration Matters: Tel: +47 22 48 50 00 Fax: +47 22 48 42 78 Attn: International Loan Administration	58,666,667	29,333,333

DnB NOR Bank ASA	20 St. Dunstan’s Hill London EC3R 8HY England Tel: +44 207 621 6046 Fax: +44 207 621 6931 Attn: Jon Matthews	58,666,667	29,333,333

ABN AMRO Bank N.V.	Gustav Mahlerlaan 10 1082PP Amsterdam The Netherlands Credit Matters: Tel: +31 10 40 16 746 Fax: +31 10 40 15 323 Attn: Raymond Ko/Caspar van Overklift Administration Matters: Tel: +31 10 40 16 254 Fax: + 31 10 40 15 323 Attn: Pieter van Wijk/ Alper Sanliunal	39,000,000	19,500,000

Lender	Lending Office	Term Commitment ($)	Revolving Commitment ($)

Fortis Bank SA/NV	Montagne du Parc 3 1000 Brussels Belgium Credit Matters: Tel: +33 1 58 16 76 36 Fax: +33 1 42 98 61 66 Attn: Karim Baz Administration Matters: Tel: +33 1 42 98 47 80 Fax: +33 1 42 98 43 55 Attn: Francois-Xavier Guillet	39,000,000	19,500,000

Credit Agricole Corporate and Investment Bank	9 quai du President Paul Doumer 92920 Paris La Defense Cedex France Credit Matters: Tel: +44 20 7214 5996/5993 Fax: +44 20 7214 6689 Attn: Dilhan Sebastian/Justin Lande Administration Matters: Tel: +33 1 41 89 12 49 Fax: +33 1 41 89 19 34 Attn: Sylvie Godet Couery	39,000,000	19,500,000

Danish Ship Finance (Danmarks Skibskredit A/S)	Sankt Annae Plads 3 1250 Copenhagen K Denmark Tel: +45 33 74 10 88 Fax: +45 33 33 96 66 Attn: Morten Muller	39,000,000	19,500,000

Lender	Lending Office	Term Commitment ($)	Revolving Commitment ($)

Fokus Bank (Norwegian Branch of Danske Bank A/S)	Stortingsgt. 6 N-0107 Oslo Norway Credit Matters: Tel: +47 85 40 54 62 Fax: +47 85 40 79 90 Attn: Tore Bræin Administration Matters: Tel: +47 85 40 76 92 Fax: +47 85 40 79 69 Attn: Maria Reguilon Aune	39,000,000	19,500,000

ING Belgium SA/NV	Avenue Marnix 24 B - 1000 Brussels Belgium Credit Matters: Tel: +31 20 563 5531 Fax: +31 30 565 82 10 Attn: B. Doets Administration Matters: Tel: +32 2 547 26 43/80 21 Fax: +32 2 547 26 65 Attn: Luc Houman/ Laurent Christiaens	39,000,000	19,500,000

Skandinaviska Enskilda Banken AB (publ)	Kungsträdgardsgatan 8 SE-106 40 Stockholm Sweden Credit Matters: Tel: +47 22 82 70 21 Fax: +47 22 82 71 31 Attn: Egil Aarrestad Administration Matters: Tel: +46 8 763 8551 Fax: +46 8 611 0384 Attn: Structured Credits Operations	39,000,000	19,500,000

Lender	Lending Office	Term Commitment ($)	Revolving Commitment ($)

ITF International Transport Finance Suisse AG	Wasserwerkstrasse 12 CH-8006 Zurich Switzerland Credit Matters: Tel: +41 44 3656 114 Fax: +41 44 3656 214 Attn: Alexander Schaffert Administration Matters: Tel: +41 44 3656 122 Fax: +41 44 3656 299 Attn: George Kyriakatos	29,333,333	14,666,667

Scotiabank (Ireland) Limited	I.F.S.C. House 4th Floor Custom House Quay Dublin 1 Ireland Credit Matters: Tel: +353 1 790 2056 Fax: +353 1 670 0 684 Attn: Clive Sinnamon Administration Matters: Tel: +353 1 790 2137 Fax: +353 1 670 0684 Attn: David Tuite	29,333,333	14,666,667

Banque LBLux S.A.	3, rue Jean Monnet L-2180 Luxembourg Credit Matters: Tel: +352 424 34 3310/3309 Fax: +352 424 34 3399 Attn: Redwan Talbi/Steffen Kschischenk Administration Matters: Tel: +352 424 34 3223 Fax: +352 424 34 3397 Attn: Credit Administration	20,000,000	10,000,000

Lender	Lending Office	Term Commitment ($)	Revolving Commitment ($)

KBC Bank NV	Eiermarkt 20 B-2000 Antwerpen Belgium Credit Matters: Tel: +32 3 202 90 81 Fax: +32 3 202 92 72 Attn: Erwin Caljon Administration Matters: Tel: +32 2 429 2658/4276 Fax: +32 2 429 3695 Attn: Annick De Bock/ Guido Lenaerts	20,000,000	10,000,000

Dexia Bank Belgium SA/NV	Boulevard Pachéco 44 1000 Brussels PA07/02 Belgium Tel: +32 2222 4353/1676 Fax: +32 2222 2311 Attn: Danny Feremans/ Emmanuel Falisse Administration Matters: Tel: +32 (0) 2222 7620/2069 Fax: +32 (0) 2222 7980 Attn: Nikolaas Poppe/Katrien De Schepper	11,000,000	5,500,000

		500,000,000	250,000,000

SCHEDULE 2

SWAP PROVIDERS

Swap Provider	Office

Nordea Bank Finland plc	Aleksanterinkatu 36B 00100 Helsinki Finland Tel: +47 22 48 50 00 Fax: +47 22 48 66 68 Attn: Shipping, Offshore and Oil Services

DnB NOR Bank ASA	20 St. Dunstan’s Hill London EC3R 8HY England Tel: +44 20 7621 6046 Fax: +44 20 7621 6931 Attn: Jon Matthews

ABN AMRO Bank N.V.	Gustav Mahlerlaan 10 1082PP Amsterdam The Netherlands Tel: +31 10 40 16 746 Fax: +31 10 40 15 323 Attn: Raymond Ko/Caspar van Overklift

Danske Bank A/S	2-12 Holmens Kanal DK 1092 Copenhagen K Denmark Tel. +47 85 40 54 62 Fax +47 85 40 79 90 Attn: Tore Thorlacius Bræin

ING Belgium sa/nv	ING Commercial Banking/Financial Markets Avenue Marnixlaan 24 B-1000 Brussels Belgium Tel. +32 2 557 15 71 Fax +32 2 557 19 72 Attn: Kurt Lemaire

Swap Provider	Office

Skandinaviska Enskilda Banken AB (publ)	Filipstad Brygge 1 NO 0123 Oslo Norway Tel. + 47 22 82 72 11 Fax + 47 22 82 70 50 Attn.: Petter I. Andreassen

Banque LBLux S.A.

3, rue Jean Monnet

L-2180 Luxembourg

Credit Matters:

Tel: +352 424 34 3310/3309/3031

Fax: +352 424 34 3399

Attn: Redwan Talbi/ Steffen Kschischenk/Joel Loehr

Administration Matters:

Tel: +352 424 34 4213

Fax: +352 424 34 3299

Attn: Stefan Hameier

Dexia Bank Belgium SA/NV	Boulevard Pachéco 44 1000 Brussels PA07/02 Belgium Tel. +32 2 2222 4353 Fax. +32 2 2222 2311 Attn.: Danny Feremans

Credit Agricole Corporate and Investment Bank	9 quai du President Paul Doumer 92920 Paris La Defense Cedex France Tel: +33 1 41 89 39 16 Fax: +33 1 41 89 64 09 Attn: Back-Office Derivative Products

Swap Provider	Office

Fortis Bank SA/NV	Montagne du Parc 3 1000 Brussels Belgium Tel: +32 2 228 14 03 Fax: +33 1 42 98 43 55 Attn: Evelina Hinovska

SCHEDULE 3

THE VESSELS

Vessel name	Type	Size (dwt)	Year built	Flag state	IMO No.
TI EUROPE	ULCC	441,655	2002	Belgium	9235268
TI HELLAS	VLCC	318,000	2005	Belgium	9290086
FLANDRE	VLCC	305,688	2004	France	9235256
TI TOPAZ	VLCC	319,470	2002	Belgium	9230907
ARTOIS	VLCC	298,330	2001	France	9230969
FAMENNE	VLCC	298,412	2001	France	9233272
ALGARVE	VLCC	298,969	1999	France	9179713
LUXEMBOURG	VLCC	299,150	1999	France	9171436
CAP LARA	Suezmax	159,000	2007	Greece	9330874
CAP VICTOR	Suezmax	159,000	2007	Greece	9321720
CAP GUILLAUME	Suezmax	159,000	2006	Greece	9321691
CAP CHARLES	Suezmax	159,000	2006	Greece	9321706
CAP PHILLIPPE	Suezmax	159,000	2006	Greece	9321718
CAP PIERRE	Suezmax	159,600	2004	Greece	9274446
FINESSE	Suezmax	150,709	2003	Greece	9236016
CAP LEON	Suezmax	159,600	2003	Greece	9274434
FILIKON	Suezmax	150,709	2002	Greece	9236004
CAP DIAMANT	Suezmax	164,000	2001	Greece	9229295
CAP ROMUALD	Suezmax	148,000	1998	Greece	9160229
CAP GEORGES	Suezmax	147,443	1998	Greece	9128283
CAP LAURENT	Suezmax	147,443	1998	Greece	9137648
CAP JEAN	Suezmax	146,440	1998	Greece	9158147

SCHEDULE 4

FORMS OF NOTICE OF DRAWDOWN

Part 1 – Notice of Drawdown for Initial Borrowing Date

To:	Nordea Bank Norge ASA
Middelthunsgate 17 P.O. Box 1166 Sentrum NO-0107 Oslo Norway

Attn.	International Loan Administration

Date: [—] 2012

Dear Sirs

$750,000,000 Senior Secured Term Loan and Revolving Credit Agreement dated [—] 2011

We refer to the loan agreement dated [—] 2011 (the “Loan Agreement”) made between (1) ourselves as Borrower, (2) the banks and financial institutions listed in Schedule 1 thereto as Original Lenders, (3) the banks and financial institutions listed in Schedule 2 thereto as Original Swap Providers, (4) yourselves, DnB NOR Bank ASA, ABN AMRO Bank N.V., Fortis Bank SA/NV, Credit Agricole Corporate and Investment Bank, Danish Ship Finance (Danmarks Skibskredit A/S), Fokus Bank (Norwegian Branch of Danske Bank A/S), ING Belgium SA/NV and Skandinaviska Enskilda Banken AB (publ) as Lead Arrangers, (5) ITF International Transport Finance Suisse AG and Scotiabank (Ireland) Limited as Co-Arrangers, (6) yourselves and DnB NOR Bank ASA as Bookrunners, (7) yourselves as Agent and (8) yourselves as Security Trustee providing for the making available to us of a term loan and revolving credit facility in the amount of $750,000,000.

Expressions defined in the Loan Agreement shall have the same meanings when used in this letter.

Pursuant to Clause 4.1 of the Loan Agreement we give you notice that:

(a)	we wish to draw the Term Advance under the Term Loan Facility on [—] 2012 in the sum of $[—] to be divided into [specify number] Interest Tranches in the following amounts and that we select a first Interest Period for each Interest Tranche as follows:

Interest Tranche			First Interest Period

$	[—	]	[—] month(s)

$	[—	]	[—] month(s)

$	[—	]	[—] month(s)

(b)	we wish to draw [specify number] Revolving Advances under the Revolving Credit Facility on [—] 2012 in the following amounts and that we select an Interest Period for each Revolving Advance as follows:

Revolving Advance			Interest Period

$	[—	]	[—] month(s)

$	[—	]	[—] month(s)

$	[—	]	[—] month(s)

We request and authorise you to apply the proceeds of the above Advances in repayment in full of the Existing Indebtedness by crediting them to our loan account with you in respect of the Existing Loan Agreement.

Any surplus remaining after the Advances have been applied in repaying the Existing Indebtedness should be credited to [—] under reference [—].

We confirm that:

1.	the representations and warranties made by us as set out in Clause 10 of the Loan Agreement are true and accurate on the date of this letter as if made on the same date as this letter;

2.	no Event of Default or Potential Event of Default has occurred and is continuing or will occur as a result of the proposed borrowing of the relevant Advances; and

3.	the financial covenants set out in Clause 13.1 of the Loan Agreement are complied with.

Yours faithfully

For and on behalf of
EURONAV NV

Part 2 – Notice of Drawdown for Revolving Advances

To:	Nordea Bank Norge ASA
Middelthunsgate 17
P.O. Box 1166 Sentrum
NO-0107 Oslo
Norway

Attn.	International Loan Administration

Date: [—] 201[—]

Dear Sirs

$750,000,000 Senior Secured Term Loan and Revolving Credit Agreement dated [—] 2011

We refer to the loan agreement dated [—] 2011 (the “Loan Agreement”) made between (1) ourselves as Borrower, (2) the banks and financial institutions listed in Schedule 1 thereto as Original Lenders, (3) the banks and financial institutions listed in Schedule 2 thereto as Original Swap Providers, (4) yourselves, DnB NOR Bank ASA, ABN AMRO Bank N.V., Fortis Bank SA/NV, Credit Agricole Corporate and Investment Bank, Danish Ship Finance (Danmarks Skibskredit A/S), Fokus Bank (Norwegian Branch of Danske Bank A/S), ING Belgium SA/NV and Skandinaviska Enskilda Banken AB (publ) as Lead Arrangers, (5) ITF International Transport Finance Suisse AG and Scotiabank (Ireland) Limited as Co-Arrangers, (6) yourselves and DnB NOR Bank ASA as Bookrunners, (7) yourselves as Agent and (8) yourselves as Security Trustee providing for the making available to us of a term loan and revolving credit facility in the amount of $750,000,000.

Expressions defined in the Loan Agreement shall have the same meanings when used in this letter.

Pursuant to Clause 4.1 of the Loan Agreement we give you notice that we wish to draw a Revolving Advance under the Revolving Credit Facility on [—] 201[—] in the amount of $[—] and that we select an Interest Period of [—] month(s) for that Revolving Advance.

The proceeds of such Revolving Advance should be credited to [—] under reference [—].

We confirm that:

1.	the representations and warranties made by us as set out in Clause 10 of the Loan Agreement are true and accurate on the date of this letter as if made on the same date as this letter;

2.	no Event of Default or Potential Event of Default has occurred and is continuing or will occur as a result of the proposed borrowing of the relevant Advances; and

3.	the financial covenants set out in Clause 13.1 of the Loan Agreement are complied with.

Yours faithfully

For and on behalf of
EURONAV NV

SCHEDULE 5

CONDITIONS PRECEDENT

Part 1 – Documents and evidence to be received on or before the Signing Date

1.	In respect of the Borrower:

1.1	certified copies of its certificate of incorporation and constitutional documents;

1.2	to the extent only that such resolutions are required in connection with any legal opinion mentioned below, certified copies of resolutions duly passed by the board of directors of the Borrower evidencing their approval of the transactions contemplated by the Finance Documents and authorising the execution of them by the Borrower;

1.3	an original certificate, signed by the secretary or a director of the Borrower, stating:

1.3.1	its officers and directors;

1.3.2	that no licences, authorisations, approvals or consents are required by it in connection with the execution, delivery, performance, validity and enforceability of the Finance Documents to which it is (or is to become) a party or, if any such licences, authorisations, approvals or consents are required by it, attaching certified copies of them; and

1.4	the original or a certified copy of any power of attorney issued by it in favour of any person or persons executing this Agreement, the Fee Letters and/or the Agreed Form Certificate on its behalf.

2.	Originals of the following Finance Documents and related documents:

2.1	this Agreement executed by the Borrower;

2.2	the Fee Letters executed by the Borrower; and

2.3	the Agreed Form Certificate executed by the Borrower.

3.	Satisfactory valuation reports for each Vessel received from any two of the Approved Shipbrokers.

4.	Legal opinions in respect of this Agreement satisfactory to the Lenders:

4.1	on Belgian law from Fransen; and

4.2	on English law from Holman Fenwick Willan LLP.

5.	Confirmation from the agents in England nominated by the Borrower in this Agreement for the acceptance of service of process, that they consent to such nomination.

6.	Such certificates and documents as any Bank may reasonably require in order to comply with any anti-money laundering or “know your customer” legislation, regulation or procedures applicable to it.

Part 2 – Documents and evidence to be received on or before the Initial Borrowing Date

1.	In respect of the documents delivered by the Borrower to the Agent pursuant to part 1 of this Schedule 5, such updating documents as the Agent may require.

2.	Originals of the following Finance Documents:

2.1	the Mortgage in respect of each Vessel executed by the Borrower;

2.2	the General Assignment in respect of each Vessel executed by the Borrower;

2.3	a Charter Assignment executed by the Borrower in respect of each Vessel which, on the Initial Borrowing Date, is subject to a Long Term Charter;

2.4	the Account Security Deed executed by the Borrower; and

2.5	all notices, acknowledgements, instruments and other documents as are required to be delivered to the Agent on or before the Initial Borrowing Date under the terms of the above Finance Documents, each duly executed (where appropriate) by the relevant parties.

3.	Evidence that the Mortgage for each Vessel has been registered or is capable of immediate registration with first priority against the relevant Vessel at the appropriate ship registry.

4.	Evidence that the relevant Vessel is registered in the sole name of the Borrower under the laws and flag of its Approved Flag State free from all Encumbrances except for the Mortgage on it.

5.	An original certificate, signed by the secretary or a director of the Borrower, stating that no Long Term Charter has been entered into by it in respect of the Vessels or, if it has, attaching a certified true copy of each Long Term Charter and any related Charter Guarantee.

6.	A certificate of class maintained in respect of each Vessel confirming that each Vessel is classed with the highest class applicable to vessels of her age, type and specifications with its Classification Society free of overdue recommendations and conditions.

7.	Evidence that each Vessel is insured in the manner required by the Finance Documents, that letters of undertaking will be issued in the manner required by the Finance Documents and that all other requirements of the Finance Documents in respect of the Insurances of the Vessels and the noting of the Security Trustee’s interest thereon have been complied with.

8.	A favourable opinion on the Insurances of the Vessels satisfactory to the Lenders from BankAssure Insurance Services Limited or such other insurance advisers as the Agent may appoint.

9.	The following documents relating to the management of each Vessel:

9.1	a certified copy of the Management Agreement; and

9.2	an original of the Manager’s Undertaking.

10.	The following documents relating to the safety and security of each Vessel:

10.1	a copy of the Document of Compliance in relation to the company responsible for the relevant Vessel’s compliance with the ISM Code under paragraph 1.1.2 of the ISM Code;

10.2	a copy of the relevant Vessel’s Safety Management Certificate as required by the ISM Code;

10.3	a copy of the relevant Vessel’s International Ship Safety Certificate as required by the ISPS Code.

11.	Evidence that the Earnings Account has been duly opened by the Borrower with the Agent.

12.	Evidence that before (or simultaneously with) drawdown of the first Advance:

12.1	the whole of the Existing Indebtedness will be repaid;

12.2	all undrawn and available commitments under the Existing Loan Agreement will be finally and irrevocably cancelled; and

12.3	all of the Encumbrances securing the Existing Indebtedness will be finally and unconditionally released and discharged.

13.	Legal opinions satisfactory to the Lenders:

13.1	on Belgian law from Fransen;

13.2	on Greek law from Theo V. Sioufas & Co.;

13.3	on French law from Holman Fenwick Willan LLP;

13.4	on English law from Holman Fenwick Willan LLP;

13.5	on Norwegian law from BA-HR;

13.6	on the laws of any other relevant jurisdiction from such firm in that jurisdiction as the Agent may appoint,

or, in respect of any one or more of such legal opinions, confirmation satisfactory to the Agent that the opinion in question will be issued in form and substance acceptable to it within such period after the Initial Borrowing Date as is acceptable to it.

14.	Confirmation from the agents in England nominated by the Borrower in the General Assignments and the Charter Assignments (if any) for the acceptance of service of process, that they consent to such nomination.

SCHEDULE 6

FORM OF TRANSFER CERTIFICATE

TRANSFER CERTIFICATE

The Transferor Lender and the Transferee Lender accept exclusive responsibility for ensuring that this Transfer Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:	Nordea Bank Norge ASA as agent on its own behalf and for and on behalf of the Obligors and Banks defined in the Agreement referred to below:

1.	This Transfer Certificate relates to a $750,000,000 loan agreement (the “Loan Agreement”) dated [—] 2011 and made between (1) Euronav NV as borrower (the “Borrower”), (2) the banks and financial institutions defined therein as lenders (the “Lenders”), (3) the banks and financial institutions defined therein as swap providers (the “Swap Providers”), (4) Nordea Bank Norge ASA, DnB NOR Bank ASA, ABN AMRO Bank N.V., Fortis Bank SA/NV, Credit Agricole Corporate and Investment Bank, Danish Ship Finance (Danmarks Skibskredit A/S), Fokus Bank (Norwegian Branch of Danske Bank A/S), ING Belgium SA/NV and Skandinaviska Enskilda Banken AB (publ) as lead arrangers, (5) ITF International Transport Finance Suisse AG and Scotiabank (Ireland) Limited as co-arrangers, (6) Nordea Bank Norge ASA and DnB NOR Bank ASA as bookrunners, (7) Nordea Bank Norge ASA as agent and (8) Nordea Bank Norge ASA as security trustee (as the same may from time to time be amended or varied).

2.	Terms defined in the Loan Agreement shall, unless otherwise defined herein, have the same meanings when used in this Transfer Certificate.

3.	In this Transfer Certificate:

“Relevant Party” means each Obligor and each Bank (other than the Transferor Lender and the Transferee Lender);

“Transferor Lender” means [full name] of [lending office]; and

“Transferee Lender” means [full name] of [lending office].

4.	The Transferor Lender as beneficial owner hereby transfers to the Transferee Lender absolutely in accordance with Clause 24 of the Loan Agreement all its rights and benefit (present, future or contingent) under the Loan Agreement and the other Finance Documents to the extent of [—]% of its Term Contribution and [—]% of its Revolving Contribution, which percentages represent $[—] and $[—] respectively.

5.	By virtue of this Transfer Certificate and Clause 24 of the Loan Agreement the Transferor Lender is discharged [entirely from its Term Commitment and its Revolving Commitment which amount to $[—] and $[—] respectively][from [—]% of its Term Commitment and [—]% of its Revolving Commitment, which percentages represent $[—] and $[—] respectively] and the Transferee lender acquires a Term Commitment and a Revolving Commitment of $[—] and $[—] respectively.

6.	The Transferee Lender hereby requests the Agent and the other Banks to accept the executed copies of this Transfer Certificate as being delivered pursuant to and for the purposes of Clause 24 of the Loan Agreement so as to take effect in accordance with the terms thereof on [—] 210[—].

7.	The Transferee Lender:

7.1	confirms that it has received copies of the Loan Agreement and the other Finance Documents together with such other documents and information as it has required in connection with the transaction contemplated thereby;

7.2	confirms that it has not relied and will not hereafter rely on the Transferor Lender or any other Bank to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of the Loan Agreement, any of the other Finance Documents or any such other documents or information;

7.3	agrees that it has not relied and will not rely on the Transferor Lender or any other Bank to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or any other party to the Loan Agreement or any of the other Finance Documents (save as otherwise expressly provided therein);

7.4	warrants to the Transferor Lender and each Relevant Party that it has power and authority to become a party to the Loan Agreement and has taken all necessary action to authorise execution of this Transfer Certificate and to obtain all necessary approvals and consents to the assumption of its obligations under the Loan Agreement and the other Finance Documents;

7.5	if not already a Lender, appoints the Agent to act as its agent as provided in the Loan Agreement and the other Finance Documents and agrees to be bound by the terms thereof; and

7.6	confirms the accuracy of the administrative details set out in the Schedule to this Transfer Certificate.

8.	The Transferor Lender:

8.1	warrants to the Transferee Lender and each Relevant Party that it has full power to enter into this Transfer Certificate and has taken all corporate action necessary to authorise it to do so; and

8.2	undertakes with the Transferee Lender that it will, at its own expense, execute any documents which the Transferee Lender reasonably requests for perfecting in any relevant jurisdiction the Transferee Lender’s title under this Transfer Certificate or for a similar purpose.

9.	The Transferee Lender hereby undertakes with the Transferor Lender and each Relevant Party that it will perform all those obligations which by the terms of the Loan Agreement will be assumed by it after this Transfer Certificate takes effect.

10.	If this Transfer Certificate takes effect during an Interest Period, the Agent shall make all payments which would have become due to the Transferor Lender under the Loan Agreement during that Interest Period if no such transfer had been effected to the Transferor Lender and the Transferee Lender according to the percentages of the Transferor Lender’s Contributions and Commitments transferred and retained pursuant to Clauses 4 and 5 of this Transfer Certificate, and the Transferor Lender and the Transferee Lender shall be responsible for paying to each other pro rata all amounts (if any) due to them from each other for that Interest Period. On and from the commencement of the immediately succeeding Interest Period, the Agent shall make all payments due under the Loan Agreement for the account of the Transferor Lender to the Transferor Lender and shall make all payments due under the Loan Agreement for the account of the Transferee Lender to the Transferee Lender. This provision is for administrative convenience only and shall not affect the rights of the Transferor Lender and the Transferee Lender under the Loan Agreement.

11.	Neither the Transferor Lender nor any other Bank:

11.1	makes any representation or warranty nor assumes any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Loan Agreement or any of the other Finance Documents or any other document relating thereto;

11.2	assumes any responsibility for the financial condition of the Borrower or any other party to the Loan Agreement or any of the other Finance Documents or any other document relating thereto or for the performance and observance thereof by (save as otherwise expressly provided therein) and any and all such conditions and warranties, whether expressed or implied by law or otherwise, are hereby excluded (except as aforesaid).

12.	The Transferor Lender and the Transferee Lender undertake that they will on demand fully indemnify the Agent and the Security Trustee in respect of any claim, proceeding, liability or expense which relates to or results from this Transfer Certificate or any matter connected with or arising out of it unless caused by the Agent’s or Security Trustee’s gross negligence or wilful misconduct, as the case may be.

13.	The agreements and undertaking of the Transferee Lender in this Transfer Certificate are given to and for the benefit of and made with each of the Relevant Parties.

14.	This Transfer Certificate shall be governed by, and construed in accordance with, English law.

WARNING: This Transfer Certificate may not operate to transfer the Transferor Lender’s interest in all of the security created by the Finance Documents (for example, the Mortgages on any Greek flagged Vessels) and the Transferee Lender should check that all deeds of assignment and other documents necessary to transfer such security to it are signed by the Transferor Lender and, where appropriate, registered.

Transferor Lender
By: [—]

Dated: [—]

Transferee Lender
By: [—]

Dated: [—]

Agent (for and on behalf of itself and for every other Relevant Party)
By: [—]

Dated: [—]

Schedule

Administrative Details of Transferee Lender

Name of Transferee Lender:

Lending Office:

Contact Person

(Loan Administration Department):

Telephone:

Fax:

Contact Person

(Credit Administration Department):

Telephone:

Fax:

Account for Payments:

SCHEDULE 7

FORM OF COMPLIANCE CERTIFICATE

To:	Nordea Bank Norge ASA Middelthunsgate 17 P.O. Box 1166 Sentrum NO-0107 Oslo Norway

Attn.	International Loan Administration

Date: [—] 201[—]

Dear Sirs

Compliance Certificate - $750,000,000 Loan Agreement

We refer to the loan agreement dated [—] 2011 (the “Loan Agreement”) made between (1) ourselves as Borrower, (2) the banks and financial institutions listed in Schedule 1 thereto as Original Lenders, (3) the banks and financial institutions listed in Schedule 2 thereto as Original Swap Providers, (4) yourselves, DnB NOR Bank ASA, ABN AMRO Bank N.V., Fortis Bank SA/NV, Credit Agricole Corporate and Investment Bank, Danish Ship Finance (Danmarks Skibskredit A/S), Fokus Bank (Norwegian Branch of Danske Bank A/S), ING Belgium SA/NV and Skandinaviska Enskilda Banken AB (publ) as Lead Arrangers, (5) ITF International Transport Finance Suisse AG and Scotiabank (Ireland) Limited as Co-Arrangers, (6) yourselves and DnB NOR Bank ASA as Bookrunners, (7) yourselves as Agent and (8) yourselves as Security Trustee providing for the making available to us of a term loan and revolving credit facility in the amount of $750,000,000.

Expressions defined in the Loan Agreement shall have the same meanings when used in this certificate.

I, the Chief Financial Officer of the Borrower, hereby certify that:

1.	Attached to this certificate are the latest audited consolidated accounts of the Group for the financial [year][half-year] ending on [—] 201[—] (the “Accounts”).

2.	Set out below are the respective amounts, in Dollars, of the Current Assets, Current Liabilities, Free Liquid Assets (including the respective amounts of cash, cash equivalents and Available Facilities), Stockholders’ Equity, Total Assets and Total Indebtedness of the Group as at [—] 201[—]:

Current Assets	$	[	—]

Current Liabilities	$	[	—]

Free Liquid Assets	$	[	—]

Cash	$	[	—]

Cash equivalents	$	[	—]

Available Facilities	$	[	—]

Stockholders’ Equity	$	[	—]

Total Assets	$	[	—]

Total Indebtedness	$	[	—]

3.	Accordingly, as at the date of this certificate the financial covenants set out in Clause 13.1 of the Loan Agreement [are] [are not] complied with, in that as at [—] 201[—]:

3.1	Current Assets exceed Current Liabilities by $[—];

3.2	Free Liquid Assets are $[—];

3.3	the aggregate amount of cash is $[—];

3.4	the ratio of Stockholders’ Equity to Total Assets is [—] per cent;

[or, as the case may be, specify in what respect any of the financial covenants are not complied with.]

4.	As at [—] 201[—] no Event of Default has occurred and is continuing.

[or, specify/identify any Event of Default]

The Borrower is in compliance with Clause 16.1 of the Loan Agreement.

[If not, specify this and what is proposed as regards Clause 16.2]

The aggregate Fair Market Values of the Vessels as at [—] 201[—] is $[—] based on a Fair Market Value for each Vessel as at that as follows:

Name of Vessel	Name of first shipbroker providing valuation	Name of second shipbroker providing valuation	Average market value

[—]	[—]	[—]	$	[—	]

[—]	[—]	[—]	$	[—	]

[—]	[—]	[—]	$	[—	]

Yours faithfully

Chief Financial Officer
EURONAV NV

SCHEDULE 8

MANDATORY COSTS FORMULA

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible after it) the Agent shall calculate, as a percentage rate per annum, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the Term Loan and Revolving Advances) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in the Term Loan and Revolving Advances made from that Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Agent as follows:

E x 0.01
300	per cent. per annum.

Where:

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

5.1	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

5.2	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

5.3	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

5.4	“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union; and

5.5	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

7.1	the jurisdiction of its Lending Office; and

7.2	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.

8.	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraph 6 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as its Lending Office.

9.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender [and each Reference Bank] pursuant to paragraphs 3, 6 and 7 above.

11.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

12.	The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 9

DESIGNATION NOTICE

To:	Nordea Bank Norge ASA
Middelthunsgate 17
P.O. Box 1166 Sentrum
NO-0107 Oslo
Norway

Attn.	International Loan Administration

Date: [—] 201[—]

Dear Sirs

$750,000,000 Senior Secured Term Loan and Revolving Credit Agreement dated [—] 2011

We refer to:

1.	the loan agreement dated [—] 2011 (the “Loan Agreement”) made between (1) ourselves as Borrower, (2) the banks and financial institutions listed in Schedule 1 thereto as Original Lenders, (3) the banks and financial institutions listed in Schedule 2 thereto as Original Swap Providers, (4) yourselves, DnB NOR Bank ASA, ABN AMRO Bank N.V., Fortis Bank SA/NV, Credit Agricole Corporate and Investment Bank, Danish Ship Finance (Danmarks Skibskredit A/S), Fokus Bank (Norwegian Branch of Danske Bank A/S), ING Belgium SA/NV and Skandinaviska Enskilda Banken AB (publ) as Lead Arrangers, (5) ITF International Transport Finance Suisse AG and Scotiabank (Ireland) Limited as Co-Arrangers, (6) yourselves and DnB NOR Bank ASA as Bookrunners, (7) yourselves as Agent and (8) yourselves as Security Trustee providing for the making available to us of a term loan and revolving credit facility in the amount of $750,000,000;

2.	the master agreement dated as of [—] made between Euronav NV and [—] (the “Master Agreement”); and

3.	a confirmation delivered pursuant to the said Master Agreement dated [—] and addressed by [—] to Euronav NV (the “Confirmation”).

In accordance with the terms of the Loan Agreement, we hereby give you notice of the Confirmation and hereby confirm that the transaction evidenced by it will be designated as a “Designated Transaction” for the purposes of the Loan Agreement and the Finance Documents.

Yours faithfully

for and on behalf of	for and on behalf of
EURONAV NV	[SWAP PROVIDER]

EXECUTION PAGES

THE BORROWER

SIGNED		)
by	THOMAS WILLAN	)
duly authorised for and on behalf of		)
EURONAV NV		)

THE BANKS

SIGNED
by	Katherine Noble	)
	Attorney-in-fact	)
duly authorised for and on behalf of		)
NORDEA BANK NORGE ASA		)
as Original Lender, Lead Arranger,		)
Bookrunner, Agent and Security Trustee		)

SIGNED
by	Katherine Noble	)
	Attorney-in-fact	)
duly authorised for and on behalf of		)
DnB NOR BANK ASA as Original Lender,		)
Original Swap Provider, Lead Arranger and		)
Bookrunner		)

SIGNED
by	Katherine Noble	)
	Attorney-in-fact	)
duly authorised for and on behalf of		)
ABN AMRO BANK N.V. as Original		)
Lender, Original Swap Provider and Lead		)
Arranger		)

SIGNED
by	Katherine Noble	)
	Attorney-in-fact	)
duly authorised for and on behalf of		)
FORTIS BANK SA/NV as Original Lender,		)
Original Swap Provider and Lead Arranger		)

SIGNED
by	Katherine Noble	)
	Attorney-in-fact	)
duly authorised for and on behalf of		)
CREDIT AGRICOLE CORPORATE		)
AND INVESTMENT BANK as Original		)
Lender, Original Swap Provider and		)
Lead Arranger		)

SIGNED
by	Katherine Noble	)
	Attorney-in-fact	)
duly authorised for and on behalf of		)
DANISH SHIP FINANCE (DANMARKS		)
SKIBSKREDIT A/S) as Original Lender		)
and Lead Arranger		)

SIGNED
by	Katherine Noble	)
	Attorney-in-fact	)
duly authorised for and on behalf of		)
FOKUS BANK (NORWEGIAN BRANCH		)
OF DANSKE BANK A/S) as Original		)
Lender and Lead Arranger		)

SIGNED
by	Katherine Noble	)
	Attorney-in-fact	)
duly authorised for and on behalf of		)
ING BELGIUM SA/NV as Original Lender,		)
Original Swap Provider and Lead Arranger		)

SIGNED
by	Katherine Noble	)
	Attorney-in-fact	)
duly authorised for and on behalf of		)
SKANDINAVISKA ENSKILDA BANKEN		)
AB (publ) as Original Lender, Original		)
Swap Provider and Lead Arranger		)

SIGNED
by	Katherine Noble	)
	Attorney-in-fact	)
duly authorised for and on behalf of		)
ITF INTERNATIONAL TRANSPORT		)
FINANCE SUISSE AG as Original Lender		)
and Co-Arranger))

SIGNED
by	Katherine Noble	)
	Attorney-in-fact	)
duly authorised for and on behalf of		)
SCOTIABANK (IRELAND) LIMITED		)
as Original Lender and Co-Arranger))

SIGNED
by	Katherine Noble	)
	Attorney-in-fact	)
duly authorised for and on behalf of		)
BANQUE LBLUX S.A. as Original		)
Lender and Original Swap Provider		)

SIGNED
by	Katherine Noble	)
	Attorney-in-fact	)
duly authorised for and on behalf of		)
KBC BANK NV as Original Lender		)

SIGNED
by	Katherine Noble	)
	Attorney-in-fact	)
duly authorised for and on behalf of		)
DEXIA BANK BELGIUM SA/NV as		)
Original Lender and Original Swap Provider		)

SIGNED
by	Katherine Noble	)
	Attorney-in-fact	)
duly authorised for and on behalf of		)
NORDEA BANK FINLAND PLC		)
as Original Swap Provider		)

SIGNED
by	Katherine Noble	)
	Attorney-in-fact	)
duly authorised for and on behalf of		)
DANSKE BANK A/S as Original Swap		)
Provider		)